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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-115723

PROSPECTUS

OFFER TO EXCHANGE

5.70% Series B Senior Notes due 2014 which have been registered under the Securities
Act for any and all outstanding 5.70% Series A Senior Notes Due 2014

($250,000,000 principal amount outstanding at maturity)

iSTAR FINANCIAL INC.

The exchange offer and withdrawal rights will expire at 5:00 p.m., New York City time, on July 19, 2004 (unless we extend the exchange offer).

        We are offering to exchange our 5.70% Series B Senior Notes due 2014, referred to herein as the Series B Notes, for the identical principal amount of our 5.70% Series A Senior Notes due 2014, referred to herein as the Series A Notes. The aggregate principal amount at maturity of the Series A Notes, and therefore the principal amount at maturity of Series B Notes which would be issued if all the Series A Notes were exchanged, is $250,000,000. The terms of the Series B Notes will be identical with the terms of the Series A Notes, except that the issuance of the Series B Notes is being registered under the Securities Act of 1933, as amended, and therefore the Series B Notes will not be subject to restrictions on transfer which apply to the Series A Notes.

        The Series A Notes were issued in transactions which were exempt from the registration requirements of the Securities Act solely to qualified institutional buyers, as that term is defined in Rule 144A under the Securities Act, or outside the United States in compliance with Regulation S under the Securities Act. The exchange offer is being made in accordance with a registration rights agreement dated March 9, 2004 among us, Lehman Brothers Inc., J.P. Morgan Securities Inc. Banc of America Securities, LLC, Bear, Stearns & Co., Inc. Deutsche Bank Securities Inc. Goldman, Sachs & Co. and Wachovia Capital Markets, LLC. Based on interpretations by the staff of the Securities and Exchange Commission, we believe a holder (other than a broker-dealer who acquired Series A Notes directly from us for resale or an affiliate of ours) may offer and sell Series B Notes issued in exchange for Series A Notes without registration under the Securities Act and without the need to deliver a prospectus, if the holder acquired the Series B Notes in the ordinary course of its business and the holder has no arrangement to participate, and is not otherwise engaged, in a distribution of the Series B Notes.

        Prior to the exchange offer, there has been no public market for the Series B Notes. We do not currently intend to list the Series B Notes on a securities exchange or seek approval for quotation of the Series B Notes on an automated quotation system. Therefore, it is unlikely that an active trading market for the Series B Notes will develop.

        The exchange agent for the exchange offer is U.S. Bank Trust National Association.

        See "Risk Factors," which begin on page 14, for a discussion of certain factors that should be considered in evaluating the exchange offer.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 18, 2004.

Creative Capital Solutions and the iStar Financial logo are
registered trade marks of iStar Financial Inc.

FORWARD-LOOKING STATEMENTS

        We make statements in this prospectus and the documents we incorporate by reference that are considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are usually identified by the use of words such as "will," "anticipates," "believes," "estimates," "expects," "projects," "plans," "intends," "should" or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have discussed in this prospectus some important risks, uncertainties and contingencies which could cause our actual results, performance or achievements to be materially different from the forward-looking statements we make in these documents.

        We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the SEC, and you should not place undue reliance on those statements.

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PROSPECTUS SUMMARY

        This summary may not contain all the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in it, before making an investment decision. All references to "we" or "us" in this prospectus refer to iStar Financial Inc. and its consolidated subsidiaries, unless the context indicates otherwise. For the definitions of "adjusted earnings" and "EBITDA" and for a detailed reconciliation of each of adjusted earnings and EBITDA to net income determined in accordance with GAAP, see "Prospectus Summary—Adjusted Earnings and EBITDA."

iStar Financial Inc.

Overview

        We are the leading publicly-traded finance company focused exclusively on the commercial real estate industry. We provide custom-tailored financing to high-end private and corporate owners of real estate nationwide, including senior and junior mortgage debt, senior and mezzanine corporate capital, and corporate net lease financing. Our objective is to generate consistent and attractive returns on our invested capital by providing innovative and value-added financing solutions to our customers. We deliver customized financial products and "one-call" responsiveness post-closing to sophisticated real estate borrowers and corporate customers who require a high level of creativity and service. Our ability to provide value-added financial solutions has consistently enabled us to realize margins and returns on capital that are more attractive than those earned by many other commercial finance companies. As of March 31, 2004, our total enterprise value (market value of equity plus book value of preferred stock and debt, less cash balances) was $9.7 billion, and our EBITDA and net income for the quarter ended March 31, 2004 were $33.7 million and ($53.8) million, respectively.

        We began our business in 1993 through private investment funds formed to take advantage of the lack of well-capitalized lenders capable of servicing the needs of high-end customers in our markets. During our eleven-year history, we have structured or originated $10 billion of financing commitments.

        By capitalizing on our competitive strengths, we have delivered consistent financial performance, developed a high-quality, diversified asset base and established ourselves as a reliable provider of financial solutions for our customers.

        The graph below shows our EBITDA and net income since 1999.

EBITDA(1) and Net Income

(1)
EBITDA is calculated as net income plus the sum of interest expense, depreciation and amortization, minority interest in consolidated entities, cumulative effect of change in accounting principle and costs incurred in acquiring the former advisor minus income from discontinued operations and gain from discontinued operations.

Competitive Strengths

        We believe the following competitive strengths distinguish our business model from other commercial finance enterprises and contribute to our ability to generate consistent returns on our invested capital.

        Creative Capital Solutions    We target markets where customers require a knowledgeable provider of capital that is capable of originating customized and flexible financial products. We provide our customers with a level of service and creativity generally unavailable from other lenders. We do not participate in distribution-based commercial finance businesses, such as conduit lending and mortgage-backed securities, which are typically characterized by intense price competition and lower profit margins. Instead, we target the customer-oriented premium-pricing segment of the market.

        We believe that we have a reputation in the marketplace for delivering unique financing solutions and a high level of service to our customers in a reliable and credible fashion. Since beginning our business in 1993, we have provided $5.8 billion in financing to customers who have sought our expertise more than once.

        As a result of our focus, we have generated consistent and attractive returns on our asset base. The graph below shows our returns on average book assets, after interest expense, since 1999.

Return on Average Book Assets(1)

(1)
We define "return on average book assets" as the sum of adjusted earnings and preferred dividends divided by the average book value of assets outstanding during the year.

        Asset Quality and Diversification    Throughout our operating history, we have focused on maintaining diversification of our asset base by product line, asset type, obligor, property type and geographic region. Asset diversification is a key part of our risk management strategy. The pie charts below depict the diversification of our asset base based upon the total gross book value of our loan and Corporate Tenant Lease, or "CTL", assets of approximately $7.2 billion as of March 31, 2004.

Asset Type Diversification	Property Type Diversification	Geographic Diversification

        Secured first mortgages and corporate tenant lease assets together comprise approximately 85% of our asset base. The weighted average "first dollar" and "last dollar" loan-to-value ratios on our new loan commitments made during the first quarter of 2004 were 10.1% and 68.7%, respectively. "First dollar" and "last dollar" loan-to-value ratios represent the average beginning and ending points of our lending exposure in the aggregate capitalization of the underlying assets or companies that we finance.

        In addition, as of March 31, 2004, 78% of our corporate tenants, based on annual lease payments, were public companies or subsidiaries of public companies. Our corporate tenants include the U.S. Government and well-recognized national and international companies such as Accenture, Ltd., Charles Schwab Corporation, FedEx Corporation, International Business Machines Corporation, Nike, Inc., Nokia Corporation, Northrop Grumman Corporation, Verizon Communications, Inc., Volkswagen of America and Wells Fargo Bank.

        Match Funding Discipline    Our objective is to match fund our liabilities and assets with respect to maturities and interest rates. This means that we seek to match the maturities of our financial obligations with the maturities of our investments. Match funding allows us to reduce the risk of having to refinance our liabilities prior to the maturities of our assets. In addition, we match fund interest rates with like-kind debt (i.e., fixed-rate assets are financed with fixed-rate debt, and floating-rate assets are financed with floating-rate debt), through the use of hedges such as interest rate swaps, or through a combination of these strategies. This allows us to reduce the impact of changing interest rates on our earnings. Our objective is to limit volatility from a 100 basis point move in short-term interest rates to no more than 2.5% of annual adjusted earnings per share. As of March 31, 2004, a 100 basis point change in short-term interest rates would have a minimal impact on our first quarter adjusted earnings per share.

        Significant Equity Base    We have approximately $2.5 billion of tangible book equity and a consolidated debt to book equity plus accumulated depreciation and loan loss reserves ratio of 1.7x as of March 31, 2004. We believe that we are one of the most strongly capitalized asset-based finance companies. Our tax-advantaged structure as a real estate investment trust and our ability to operate with less overhead, as a percentage of revenues, than many other commercial finance companies enable us to generate higher returns on our invested capital without excessive reliance on leverage.

        Experienced Management    The 15 members of our executive management team have an average of more than 20 years of experience in the fields of real estate finance, private investment, capital markets, transaction structuring, risk management, legal and loan servicing, providing us with significant expertise in the key disciplines required for success in our business. We emphasize long-term, incentive-based compensation, such as performance-based grants of restricted common stock, rather than cash compensation, and none of our employees is compensated based on the volume of investment originations. As of March 31, 2004, our directors and employees directly owned approximately 5.3% of our outstanding common stock on a diluted basis, which had a market value of approximately $208 million based upon the last reported sale price of our common stock on May 17, 2004. Our 15-member executive management team is supported by approximately 155 employees operating from six primary offices nationwide.

        Tax-Advantaged Corporate Structure    Because of our focus on commercial real estate finance, we are able to qualify as a real estate investment trust, or "REIT," under the Internal Revenue Code. Since we are taxed as a REIT, we do not pay corporate-level taxes in most circumstances. This tax-advantaged structure enables us to produce higher returns on our invested capital compared to taxable finance companies, while utilizing significantly less leverage than most taxable finance companies. The graph below shows our returns on average common book equity since 1999.

Return on Average Common Book Equity(1)

(1)
We define "return on average common book equity" as total adjusted earnings divided by the average book value of common equity outstanding during the year.

Our Target Markets and Product Lines

        We believe we are the largest dedicated participant in a $100-$150 billion niche of the approximately $2.1 trillion commercial real estate market, consisting of the $1.5 trillion commercial mortgage market and the $600 billion single-user market for corporate office and industrial facilities. Our primary product lines include structured finance, portfolio finance, corporate tenant leasing, corporate finance and loan acquisition. Our real estate lending assets consist of mortgages secured by real estate collateral, loans secured by equity interests in real estate assets, and secured and unsecured loans to corporations engaged in real estate or real estate-related businesses. Our corporate tenant lease assets consist of office and industrial facilities that we typically purchase from, and lease back to, a diversified group of creditworthy corporate tenants as a form of financing for their businesses. Our leases are generally long-term, and typically provide for all expenses at the facility to be paid by the corporate tenant on a "triple net" basis. Under a typical net lease agreement, the corporate customer agrees to pay a base monthly operating lease payment and all facility operating expenses, including taxes, maintenance and insurance.

        The pie chart below shows the composition of our asset base by product line, based on the total gross book value of our loan and CTL assets of approximately $7.2 billion as of March 31, 2004.

Product Line Diversification

Investment Strategy

        Our investment strategy focuses on the origination of structured mortgage, corporate and lease financings backed by high-quality commercial real estate assets located in major U.S. metropolitan markets. Because we deliver the intensive structuring expertise required by our customers, we are able to avoid significant direct competition from other capital providers. We focus on developing direct relationships with borrowers and corporate tenants, as opposed to sourcing transactions through intermediaries, and offer our customers added value in the form of specific lending expertise, flexibility, certainty and post-closing support. We also take advantage of market anomalies in the real estate financing markets when we believe credit is mispriced by other providers of capital, such as the spread between lease yields and the yields on corporate tenants' underlying credit obligations. In addition, we have developed a disciplined process for screening potential investments prior to beginning our formal underwriting and commitment process called the "Six Point Methodologysm." We also have an intensive underwriting process in place for all potential investments.

Risk Management and Reserves

        We have comprehensive, proactive and hands-on risk management systems centered around a fully-integrated risk management team of over 60 professionals, including dedicated expertise in asset management, corporate credit, loan servicing, project management and engineering. We manage our risk exposure by diversifying our asset base and using conservative assumptions during our underwriting of potential investments. We utilize information received from our risk management professionals on a real-time basis to monitor the performance of our asset base and to quickly identify and address potential credit issues.

        We maintain and regularly evaluate financial reserves to protect against potential future losses. In addition to our general loss reserves, we also have asset-specific credit protection, including cash reserve accounts, cash deposits, letters of credit and allowances for doubtful accounts supporting our loan and CTL assets. Where appropriate, we typically require this incremental credit protection to be funded and/or posted at the closing of a transaction in accounts in which we have a security interest. As of March 31, 2004, accumulated loan loss reserves and other asset-specific credit protection represented an aggregate of approximately 6.58% of the gross book value of our loans. In aggregate, cash deposits, letters of credit, allowances for doubtful accounts and accumulated depreciation relating to corporate tenant lease assets represented 9.39% of the gross book value of our corporate tenant lease assets at that date.

Financing Strategy

        Our financing strategy revolves around three primary principles. First, we maintain significantly lower leverage than other commercial finance companies and a large tangible equity capital base. Second, we maintain access to a broad array of capital resources from a diverse group of lending sources, such as committed secured and unsecured credit facilities, term loans, corporate bonds and our own proprietary matched funding program, iStar Asset Receivables, or "STARssm." In doing so, we seek to insulate our business from potential fluctuations in the availability of capital. Third, we seek to match fund our liabilities and assets to minimize the risk that we have to refinance our liabilities prior to the maturities of our assets, and to reduce the impact of changing interest rates on our earnings.

Adjusted Earnings and EBITDA

        Adjusted earnings represents net income allocable to common shareholders and HPU holders computed in accordance with GAAP, before depreciation, amortization, gain from discontinued operations, extraordinary items and cumulative effect of change in accounting principle. Adjustments for unconsolidated partnerships and joint ventures reflect our shares of adjusted earnings calculated on the same basis. EBITDA is calculated as net income plus the sum of interest expense, depreciation and amortization, minority interest in consolidated entities, cumulative effect of change in accounting principle and costs incurred in acquiring the former advisor minus income from discontinued operations and gain from discontinued operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

        We believe that to facilitate a clear understanding of our historical operating results, adjusted earnings and EBITDA should be examined in conjunction with net income as shown in the "Consolidated Statements of Operations" in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. Adjusted earnings and EBITDA should not be considered as alternatives to net income (determined in accordance with GAAP), as indicators of our performance, or to cash flows from operating activities (determined in accordance with GAAP) as measures of our liquidity, nor are these measures indicative of funds available to fund our cash needs or available for distribution to our shareholders. We believe that adjusted earnings and EBITDA more closely approximate operating cash flow and are useful measures for investors to consider, in conjunction with net income and other GAAP measures, in evaluating our financial performance. This is primarily because we are a commercial finance company that focuses on real estate lending and corporate tenant leasing; therefore, our net income (determined in accordance with GAAP) reflects significant non-cash depreciation expense on CTL assets and significant non-cash amortization expense of deferred financing costs. In addition, several of our material borrowing arrangements contain covenants based on adjusted earnings; therefore, we must monitor adjusted earnings in order to ensure compliance with these covenants. It should be noted that our manner of calculating adjusted earnings and EBITDA may differ from the calculation of similarly-titled measures by other companies.

	Three Months Ended March 31,	For the Years Ended December 31,
	2004	2003	2002	2001	2000	1999
		(In thousands) (Unaudited)
Adjusted earnings:
Net income (loss) allocable to common shareholders and HPU holders (1)	$(54,716)	$255,249	$178,362	$193,004	$180,678	$15,043
Add: Joint venture income	—	593	991	965	937	1,603
Add: Depreciation	15,938	55,905	48,041	35,642	34,514	11,016
Add: Joint venture depreciation and amortization	1,532	7,417	4,433	4,044	3,662	365
Add: Amortization of deferred financing costs	10,312	27,180	31,676	21,303	13,528	6,121
Less: Gain from discontinued operations	(136)	(5,167)	(717)	(1,145)	(2,948)	—
Add: Cumulative effect of change in accounting principle (2)	—	—	—	282	—	—
Less: Net income allocable to class B shares (3)	—	—	—	—	—	(826)
Add: Cost incurred in acquiring former external advisor	—	—	—	—	—	94,476

Adjusted diluted earnings allocable to common shareholders and HPU holders (4)(5)	$(27,070)	$341,177	$262,786	$254,095	$230,371	$127,798

Weighted average diluted common shares outstanding (6)	107,468	104,248	93,020	88,606	86,523	61,750

(1)
For the quarter ended March 31, 2004, net income allocable to common shareholders and HPU holders includes a $106.9 million charge related to CEO, CFO and ACRE Partners compensation, an $11.5 million charge for the redemption of senior notes and a $9.0 million charge for the redemption of preferred stock.

(2)
Represents one-time effect of adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" as of January 1, 2001.

(3)
Prior to November 1999, adjusted earnings per common share excluded 1.00% net income allocable to our former Class B shares. The former Class B shares were exchanged for Common Stock in connection with the acquisition of TriNet and other related transactions in November 4, 1999. As a result, we now have a single class of Common Stock outstanding.

(4)
For the three months ended March 31, 2004 and year ended December 31, 2003, includes ($447) and $2,659 of adjusted earnings allocable to HPU holders, respectively.

(5)
For years ended December 31, 2002, 2001 and 2000, includes $3,950, $1,037 and $317, respectively, of cash paid for prepayment penalties associated with early extinguishment of debt. For the three months ended March 31, 2004 includes $9,625 of cash paid for prepayment penalties associated with early extinguishment of debt.

(6)
In addition to the GAAP defined weighted average diluted shares outstanding these balances include an additional 147,000 shares, 371,000 shares, 372,000 shares, 372,000 shares and 1.4 million shares for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively, relating to the additional dilution of joint venture shares.

	Three Months Ended March 31,	For the Years Ended December 31,
	2004	2003	2002	2001	2000	1999
		(In thousands) (Unaudited)
Reconciliation of EBITDA to GAAP Net Income (Loss):
Net Income (loss)	$(35,116)	$292,157	$215,270	$229,912	$217,586	$38,886
Add: Interest expense	52,566	194,999	185,375	169,974	173,549	91,112
Add: Depreciation and amortization	16,043	55,286	46,948	34,573	33,529	10,219
Add: Minority interest in consolidated entities	133	249	162	218	195	41
Add: Cumulative effect of change in accounting principle	—	—	—	282	—	—
Add: Costs incurred in acquiring former advisor	—	—	—	—	—	94,476
Less: Loss (income) from discontinued operations	233	(1,916)	(7,614)	(10,429)	(7,960)	(853)
Less: Gain from discontinued operations	(136)	(5,167)	(717)	(1,145)	(2,948)	—

EBITDA (1)	$33,723	$535,608	$439,424	$423,385	$413,951	$233,881

(1)
EBITDA should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is this measure indicative of funds available to fund our cash needs or available for distribution to shareholders. It should be noted that our manner of calculating EBITDA may differ from the calculations of similarly-titled measures by other companies.

Recent Developments

        On May 10, 2004, we issued an additional $25.0 million aggregate principal amount of our Senior Floating Rate Notes due 2007 in a private placement. The net proceeds were used to repay outstanding secured indebtedness which was used for general corporate purposes to fund investment activity.

First Quarter Earnings Charges

        We incurred charges to adjusted earnings and GAAP earnings allocable to common shareholders and the HPU holders of $125.5 million and $127.4 million, respectively in the first quarter of 2004. These charges include $86.0 million relating to the full vesting of 2.0 million incentive shares award to our Chief Executive Officer under his March 2001 employment agreement and $10.1 million relating to a one-time award of common stock granted to our Chief Executive Officer in connection with a new three-year employment agreement with us. The first quarter charges also include $10.8 million related to the vesting of 100,000 restricted performance shares awarded to our Chief Financial Officer when she joined us in 2002 and the issuance of 155,000 shares of common stock to the principals of the former ACRE Partners, a company we acquired in 2000.

        The first quarter charges also include the charge we recognized as a result of the redemption of a portion of our 8.75% Senior Notes due 2008 with the net proceeds of the offering of our 7.50% Series I Cumulative Redeemable Preferred Stock on March 29, 2004. We recognized an aggregate charge to first quarter 2004 net income and adjusted earnings of $11.5 million and $9.6 million, respectively, in connection with the redemption, due to the redemption premium we paid.

        Finally, the first quarter charges also include a charge of $9.0 million relating to the redemption of our 9.375% Series B and 9.20% Series C Cumulative Redeemable Preferred Stock. This amount reflects the discount at which we reflected the Series B and Series C Cumulative Redeemable Preferred Stock in our financial statements.

        Our principal executive offices are located at 1114 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 930-9400. Our website is www.istarfinancial.com. The information on our website is not considered part of this offering memorandum. Our six primary regional offices are located in Atlanta, Boston, Dallas, Hartford and San Francisco. iStar Asset Services, our loan servicing subsidiary, is located in Hartford, and iStar Real Estate Services, our corporate facilities management division, is headquartered in Atlanta.

The Exchange Offer

The Exchange Offer
We are offering to exchange our 5.70% Series B Senior Notes due 2014 for identical principal amounts of our 5.70% Series A Senior Notes due 2014. At the date of this prospectus, $250 million principal amount at maturity of Series A Senior Notes are outstanding. See "The Exchange Offer—Terms of the Exchange Offer."
Expiration of Exchange Offer
5:00 p.m., New York time, on July 19, 2004, unless the exchange offer is extended (the day on which the exchange offer expires being the expiration date). See "The Exchange Offer—Expiration Date; Extension; Termination; Amendments."
Conditions of the Exchange Offer
The exchange offer is not conditioned upon any minimum principal amount of Series A Notes being tendered for exchange. However, the exchange offer is subject to certain customary conditions, which we may waive. See "The Exchange Offer—Procedures for Tendering."
Accrued Interest on the Series A Notes
The Series B Notes will bear interest at the rate of 5.70% per annum from and including their date of issuance. When the first interest payment is made with regard to the Series B Notes, we will also pay interest on the Series A Notes which are exchanged, from the date they were issued or the most recent interest date on which interest had been paid (if applicable) to, but not including, the day the Series B Notes are issued. Interest on the Series A Notes which are exchanged will cease to accrue on the day prior to the day on which the Series B Notes are issued. The interest rate on the Series A Notes may increase under certain circumstances if we are not in compliance with our obligations under the registration rights agreement. See "Description of the Series B Notes."
Procedures for Tendering Series A Notes
A holder of Series A Notes who wishes to accept the exchange offer must complete, sign and date a letter of transmittal, or a facsimile of one, in accordance with the instructions contained under "The Exchange Offer—Procedures for Tendering" and in the letter of transmittal, and deliver the letter of transmittal, or facsimile, together with the Series A Notes and any other required documentation to the exchange agent at the address set forth in "The Exchange Offer—Exchange Agent"; or must comply with the automated tender offer program procedures of DTC described in "The Exchange Offer—Procedures for Tendering." Series A Notes may be delivered physically or by confirmation of book-entry delivery of the Series A Notes to the exchange agent's account at The Depository Trust Company ("DTC"). By executing a letter of transmittal, a holder will represent to us that, among other things, the person acquiring the Series B Notes will be doing so in the ordinary course of the person's business, whether or not the person is the holder, that neither the holder nor any other person is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, the distribution of the Series B Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of ours. Each broker or dealer that receives Series B Notes for its own account in exchange for Series A Notes which were acquired by the broker or dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Series B Notes. See "The Exchange Offer—Procedures for Tendering" and "Sales of Series B Notes Received by Broker-Dealers."

Guaranteed Delivery Procedures
Eligible holders of Series A Notes who wish to tender their Series A Notes and (1) whose Series A Notes are not immediately available or (2) who cannot deliver their Series A Notes or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date (or complete the procedure for book-entry transfer on a timely basis), may tender their Series A Notes according to the guaranteed delivery procedures described in the letter of transmittal. (Note: if tender is made through DTC's automated tender offer program, this process is achieved through that program.) See "The Exchange Offer—Guaranteed Delivery Procedures."
Acceptance of Series A Notes and Delivery of Series B Notes
Upon satisfaction or waiver of all conditions to the exchange offer, we will accept any and all Series A Notes that are properly tendered in response to the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The Series B Notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the Series A Notes. See "The Exchange Offer—Procedures for Tendering."
Withdrawal Rights	Tenders of Series A Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. See "The Exchange Offer—Withdrawal of Tenders."
The Exchange Agent	U.S. Bank Trust National Association is the exchange agent. The address and telephone number of the exchange agent are set forth in "The Exchange Offer—Exchange Agent."
Fees and Expenses
We will bear all expenses incident to our consummation of the exchange offer and compliance with the registration rights agreement. We will also pay any transfer taxes which are applicable to the exchange offer (but not transfer taxes due to transfers of Series A Notes or Series B Notes by the holder). See "The Exchange Offer—Fees and Expenses."
Resales of the Series B Notes.
Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe Series B Notes issued pursuant to the exchange offer in exchange for Series A Notes may be offered for resale, resold and otherwise transferred by the holder (other than (1) a broker-dealer who purchased the Series A Notes directly from us for resale pursuant to Rule 144A under the Securities Act or another exemption under the Securities Act or (2) a person that is an affiliate of ours, as that term is defined in Rule 405 under the Securities Act), without registration or the need to deliver a prospectus under the Securities Act, provided that the holder is acquiring the Series B Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the Series B Notes. Each broker-dealer that receives Series B Notes for its own account in exchange for Series A Notes that were acquired by the broker as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Series B Notes. See "The Exchange Offer—Purpose and Effects" and "Sales of Series B Notes Received By Broker-Dealers."

The Series B Notes

        The exchange offer applies to $250 million aggregate principal amount at maturity of Series A Notes. The terms of the Series B Notes are identical in all material respects with those of the Series A Notes, except for certain transfer restrictions and rights relating to the exchange of the Series A Notes for Series B Notes. The Series B Notes will evidence the same debt as the Series A Notes and will be entitled to the benefits of the indenture under which both the Series A Notes were, and the Series B Notes will be, issued. See "Description of the Series B Notes."

Issuer	iStar Financial Inc.
Securities Offered	$250,000,000 principal amount of 5.70% Series B Senior Notes due 2014.
Maturity	March 1, 2014
Interest Rate	5.70% per year (calculated using a 360-day year).
Interest Payment Dates	Each March 1 and September 1 beginning on September 1, 2004. Interest will accrue from the date of issue.
Ranking
The Notes are our unsecured senior obligations and rank pari passu to our existing and future unsecured senior indebtedness and, to the extent we incur subordinated indebtedness in the future, senior to such indebtedness. The Notes will be effectively subordinated to all of our secured indebtedness and all indebtedness of our subsidiaries. As of March 31, 2004, the aggregate amount of outstanding indebtedness of our subsidiaries was approximately $2.7 billion.
Optional Redemption	The Notes are redeemable prior to their maturity at a make-whole premium.
Change of Control Offer	If a change in control of our Company occurs, we must give holders of the Notes the opportunity to sell us their Notes at 101% of their face amount, plus accrued interest.
Certain Indenture Provisions	The indenture governing the Notes contains covenants limiting our and our subsidiaries' ability to:
•	incur indebtedness;
•	issue preferred stock of subsidiaries;
•	pay dividends or make other distributions;
•	repurchase equity interests or subordinated indebtedness;
•	enter into transactions with affiliates;
•	merge or consolidate with another person; or
•	sell, lease or otherwise dispose of all or substantially all of our assets.
These covenants are subject to a number of important limitations and exceptions. See "Description of Notes—Certain Covenants."
Risk Factors	Investing in the Notes involves substantial risks. See "Risk Factors" in this prospectus for a description of certain of the risks you should consider before investing in the Notes.

RISK FACTORS

        This section describes some, but not all, of the risks of purchasing Notes in the offering. You should carefully consider these risks, in addition to the other information contained or incorporated by reference in this document, before purchasing Notes. In connection with the forward-looking statements that appear in this document, you should carefully review the factors discussed below and the cautionary statements referred to in "Forward-Looking Statements."

If You Fail to Exchange Your Series A Notes, They Will Continue to be Restricted Securities and You May Experience Difficulty Selling Them Following the Exchange Offer

        Series A Notes which you do not tender in the exchange offer will continue to be restricted securities. After the completion of the exchange offer, we will not have any further obligation to issue Series B Notes to you in exchange for your Series A Notes. You may not offer or sell Series A Notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Because we anticipate that most holders of Series A Notes will elect to exchange those notes for Series B Notes, and that most potential investors in the Notes will prefer to purchase registered Series B Notes rather than purchase unregistered Series A Notes, you may experience difficulty selling your Series A Notes following the exchange offer.

We Have Other Indebtedness

        As of March 31, 2004, our outstanding debt was approximately $4.6 billion. Our ability to make scheduled payments of principal or interest on, or to refinance, our indebtedness depends on our future performance, which, to a certain extent, is subject to general economic, financial, competitive and other factors beyond our control.

The Notes Will Be Structurally Subordinated to Subsidiary Debt

        The Notes are not guaranteed by any of our subsidiaries. Our subsidiaries hold a substantial portion of our assets. Our subsidiaries had approximately $2.7 billion of indebtedness outstanding at March 31, 2004. Creditors of a subsidiary are entitled to be paid what is due to them before assets of the subsidiary become available for creditors of its parent. In addition, if we were to become insolvent, the lenders on a credit facility, under which iStar Financial and one of its subsidiaries are co-borrowers, would receive payments from the stock of the co-borrower subsidiary and our leasing subsidiary that has been pledged as collateral under that facility before you receive payments.

Ability to Repurchase Notes Upon Change of Control May Be Limited

        Upon a change of control, each holder of Notes will have the right to require us to repurchase the holder's Notes. If there were a change of control, but we did not have sufficient funds to pay the repurchase price for all of the Notes which were tendered, that failure would constitute an event of default under the indenture. Therefore, a change of control at a time when we could not pay for Notes which were tendered as a result of the change of control could result in holders of Notes receiving substantially less than the principal amount of the Notes.

As a REIT, We Must Distribute a Portion of Our Income to Our Stockholders and We Have Substantial Additional Capacity to Make Restricted Payments

        We generally must distribute annually at least 90% of our taxable income to our stockholders to maintain our REIT status. As a result, those earnings will not be available to pay principal or interest on the Notes. Our taxable income has historically been lower than the cash flow generated by our business activities, primarily because our taxable income is reduced by non-cash expenses, such as depreciation and amortization. As a result, our dividend payout ratio as a percentage of free cash flow has generally been lower than our payout ratio as a percentage of taxable income. However, certain of our credit facilities and the indenture governing the Notes permit us to distribute up to 95% of our adjusted earnings. In addition, although our debt instruments contain limitations on our ability to make dividends in excess of these distributions or to repurchase our outstanding equity securities, as of March 31, 2004, the restricted payments covenant in the indenture governing the Notes currently permits us to make approximately $831.0 million of such other distributions or repurchases.

There is No Public Market for the Notes

        If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our performance and certain other factors. Historically, there has been substantial volatility in the prices of corporate debt securities, and the price of the Notes is likely to be affected by factors which affect the price of corporate debt securities generally. We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes on any automated quotation system.

We Are Subject to Risks Relating to Our Lending Business.

        We may suffer a loss if a borrower defaults on a non-recourse loan or on a loan that is not secured by underlying real estate.    In the event of a default by a borrower on a non-recourse loan, we will only have recourse to the real estate assets securing the loan. For this purpose, we consider loans made to special purpose entities formed solely for the purpose of holding and financing particular assets to be non-recourse loans. If the underlying asset value is below the loan amount, we will suffer a loss. Conversely, we sometimes make loan investments that are unsecured or are secured by equity interests in the borrowing entities. These loans are subject to the risk that other lenders may be directly secured by the real estate assets of the borrower. In the event of a default, those secured lenders would have priority over us with respect to the proceeds of a sale of the underlying real estate.

        In the cases described above, we may lack control over the underlying asset securing our loan or the underlying assets of the borrower prior to a default, and, as a result, their value may be reduced by acts or omissions by owners or managers of the assets. As of March 31, 2004, 87.7% of our loans are non-recourse, based upon the gross carrying value of our loan assets, and 10.7% of our total investments, based on gross carrying value, consist of loans that are unsecured or secured by equity interests in the borrowing entity.

        We may suffer a loss in the event of a default or bankruptcy of a borrower, particularly in cases where the borrower has incurred debt that is senior to our loan.    If a borrower defaults on our loan but does not have sufficient assets to satisfy our loan, we may suffer a loss of principal or interest. In the event of a borrower bankruptcy, we may not have full recourse to the assets of the borrower, or the assets of the borrower may not be sufficient to satisfy our loan. In addition, certain of our loans are subordinate to other debt of the borrower. If a borrower defaults on our loan or on debt senior to our loan, or in the event of a borrower bankruptcy, our loan will be satisfied only after the senior debt. Where debt senior to our loans exists, the presence of intercreditor arrangements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies (through "standstill" periods) and control decisions made in bankruptcy proceedings relating to borrowers. Bankruptcy and borrower litigation can significantly increase the time needed for us to acquire underlying collateral in the event of a default, during which time the collateral may decline in value. In addition, there are significant costs and delays associated with the foreclosure process.

        We are subject to the risk that provisions of our loan agreements may be unenforceable.    Our rights and obligations with respect to our loans are governed by written loan agreements and related documentation. It is possible that a court could determine that one or more provisions of a loan agreement are unenforceable, such as a loan prepayment provision or the provisions governing our security interest in the underlying collateral. If this were to happen with respect to a material asset or group of assets, we could be adversely affected.

        We are subject to the risks associated with loan participations, such as less than full control rights.    Some of our assets are participating interests in loans in which we share the rights, obligations and benefits of the loan with other participating lenders. We may need the consent of these parties to exercise our rights under such loans, including rights with respect to amendment of loan documentation, enforcement proceedings in the event of a default and the institution of, and control over, foreclosure proceedings. Similarly, a majority of the participants may be able to take actions to which we object but to which we will be bound if our participation interest represents a minority interest. We may be adversely affected by this lack of full control.

We Are Subject to Risks Relating to Our Corporate Tenant Lease Business.

        Lease expirations, lease defaults and lease terminations may adversely affect our revenue.    Lease expirations, lease defaults and lease terminations may result in reduced revenues if the lease payments received from replacement corporate tenants are less than the lease payments received from the expiring, defaulting or terminating corporate tenants. In addition, lease defaults by one or more significant corporate tenants, lease terminations by corporate tenants following events of casualty or takings by eminent domain, or the failure of corporate tenants under expiring leases to elect to renew their leases, could cause us to experience long periods with no revenue from a facility and to incur substantial capital expenditures in order to obtain replacement corporate tenants.

        As of March 31, 2004, 14.6% of our annualized total revenues for the quarter ended March 31, 2004 were derived from our five largest corporate tenant customers. As of March 31, 2004, the percentage of our revenues (based on total revenues for the quarter ended March 31, 2004, annualized) that are subject to expiring leases during each year from 2004 through 2008 is as follows:

2004	1.7%
2005	1.2%
2006	4.3%
2007	3.1%
2008	2.0%

        We may need to make significant capital improvements to our corporate facilities in order to remain competitive.    Our corporate facilities may face competition from newer, more updated facilities. In order to remain competitive, we may need to make significant capital improvements to our existing corporate facilities. In addition, in the event we need to re-lease a corporate facility, we may need to make significant tenant improvements, including conversions of single tenant buildings to multi-tenant buildings. The costs of these improvements could adversely affect our financial performance.

        Our ownership interests in corporate facilities are illiquid, hindering our ability to mitigate a loss.    Since our ownership interests in corporate facilities are illiquid, we may lack the necessary flexibility to vary our investment strategy promptly to respond to changes in market conditions. In addition, if we have to foreclose on an asset or if we desire to sell it in an effort to recover or mitigate a loss, we may be unable to do so at all, or only at a discount.

We Are Subject to Risks Relating to Our Asset Concentration.

        As of March 31, 2004, the average size of our lending investments was $34.4 million and the average size of our leasing investments was $27.3 million. No single investment represented more than 4.2% of our total revenues for the fiscal quarter ended March 31, 2004. While our asset base is diversified by product line, asset type, obligor, property type and geographic location, it is possible that if we suffer losses on a portion of our larger assets, our financial performance could be adversely impacted.

Because We Must Distribute a Portion of Our Income, We Will Continue to Need Additional Debt and/or Equity Capital to Grow.

        We must distribute at least 90% of our taxable income to our stockholders to maintain our REIT status. As a result, those earnings will not be available to fund investment activities. We have historically funded our investments by borrowing from financial institutions and raising capital in the public and private capital markets. We expect to continue to fund our investments this way. If we fail to obtain funds from these sources, it could limit our ability to grow, which could have a material adverse effect on the value of our common stock and/or our ability to pay interest and principal on the Notes.

Our Growth Is Dependent on Leverage, Which May Create Other Risks.

        Our success is dependent, in part, upon our ability to grow our assets through the use of leverage. Our ability to obtain the leverage necessary for execution of our business plan will ultimately depend upon our ability to maintain interest coverage ratios meeting market underwriting standards that will vary according to lenders' assessments of our creditworthiness and the terms of the borrowings. As of March 31, 2004, our debt to book equity plus accumulated depreciation and loan loss reserves ratio was 1.7x and our total debt obligations outstanding were approximately $4.6 billion. Our charter does not limit the amount of indebtedness which we may incur. Our Board of Directors has overall responsibility for our financing strategy. Stockholder approval is not required for changes to our financing strategy. If our Board of Directors decided to increase our leverage, it could lead to reduced or negative cash flow and reduced liquidity.

        The percentage of leverage used will vary depending on our estimate of the stability of iStar Financial's cash flow. To the extent that changes in market conditions cause the cost of such financing to increase relative to the income that can be derived from the assets originated, we may reduce the amount of our leverage.

        Leverage creates an opportunity for increased net income, but at the same time creates risks. For example, leveraging magnifies changes in our net worth. We will incur leverage only when there is an expectation that it will enhance returns, although there can be no assurance that our use of leverage will prove to be beneficial. Moreover, there can be no assurance that we will be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets or a financial loss if we are required to liquidate assets at a commercially inopportune time.

        We and our subsidiaries are parties to agreements and debt instruments that restrict future indebtedness and the payment of dividends, including indirect restrictions (through, for example, covenants requiring the maintenance of specified levels of net worth and earnings to debt service ratios) and direct restrictions. As a result, in the event of a deterioration in our financial condition, these agreements or debt instruments could restrict our ability to pay dividends. Moreover, if we fail to pay dividends as required by the Internal Revenue Code, whether as a result of restrictive covenants in our debt instruments or otherwise, we may lose our status as a REIT. For more information regarding the consequences of loss of REIT status, please read the risk factor entitled "We May Be Subject to Adverse Consequences if We Fail to Qualify as a Real Estate Investment Trust."

We Utilize Interest Rate Hedging Arrangements Which May Adversely Affect Our Borrowing Cost and Expose Us to Other Risks.

        We have variable rate lending assets and variable rate debt obligations. These assets and liabilities create a natural hedge against changes in variable interest rates. This means that as interest rates increase, we earn more on our variable rate lending assets and pay more on our variable rate debt obligations and, conversely, as interest rates decrease, we earn less on our variable rate lending assets and pay less on our variable rate debt obligations. When our variable rate debt obligations exceed our variable rate lending assets, we utilize derivative instruments to limit the impact of changing interest rates on our net income. We do not use derivative instruments to hedge assets or for speculative purposes. The derivatives instruments we use are typically in the form of interest rate swaps and interest rate caps. Interest rate swaps effectively change variable rate debt obligations to fixed rate debt obligations. Interest rate caps effectively limit the maximum interest rate on variable rate debt obligations.

        The primary risks from our use of derivative instruments is the risk that a counterparty to a hedging arrangement could default on its obligation and the risk that we may have to pay certain costs, such as transaction fees or breakage costs, if a hedging arrangement is terminated by us. As a matter of policy, we enter into hedging arrangements with counterparties that are large, creditworthy financial institutions typically rated at least "AA/Aa2" by Standard & Poor's and Moody's Investors Service, respectively. Our hedging strategy is monitored by our Audit Committee on behalf of our Board of Directors and may be changed by the Board of Directors without stockholder approval.

        Developing an effective strategy for dealing with movements in interest rates is complex and no strategy can completely insulate us from risks associated with such fluctuations. There can be no assurance that our hedging activities will have the desired beneficial impact on our results of operations or financial condition.

We Face a Risk of Liability Under Environmental Laws.

        Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner of real estate (including, in certain circumstances, a secured lender that succeeds to ownership or control of a property) may become liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, under or in its property. Those laws typically impose cleanup responsibility and liability without regard to whether the owner or control party knew of or was responsible for the release or presence of such hazardous or toxic substances. The costs of investigation, remediation or removal of those substances may be substantial. The owner or control party of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners of real properties for personal injuries associated with asbestos-containing materials. Absent succeeding to ownership or control of real property, a secured lender is not likely to be subject to any of these forms of environmental liability.

Adverse Changes in General Economic Conditions Can Adversely Affect Our Business.

        Our success is dependent upon the general economic conditions in the geographic areas in which a substantial number of our investments are located. Adverse changes in national economic conditions or in the economic conditions of the regions in which we conduct substantial business likely would have an adverse effect on real estate values and, accordingly, our business.

We May Be Subject to Adverse Consequences If We Fail to Qualify as a Real Estate Investment Trust.

        We intend to operate so as to qualify as a REIT for federal income tax purposes. We have received an opinion of our legal counsel, Clifford Chance US LLP, that, based on the assumptions and representations described in "Certain Federal Income Tax Consequences," our existing legal organization and our actual and proposed method of operation, enable us to satisfy the requirements for qualification as a REIT under the Internal Revenue Code. Investors should be aware, however, that opinions of counsel are not binding on the Internal Revenue Service or any court. The opinion only represents the view of our counsel based on their review and analysis of existing law, that includes no controlling precedents. Furthermore, both the validity of the opinion and our qualification as a REIT will depend on our continuing ability to meet various requirements concerning, among other things, the ownership of our outstanding stock, the nature of our assets, the sources of our income and the amount of our distributions to our stockholders. See "Certain Federal Income Tax Consequences—Taxation of iStar Financial—General."

        If we were to fail to qualify as a REIT for any taxable year, we would not be allowed a deduction for distributions to our stockholders in computing our taxable income and would be subject to federal income tax, including any applicable minimum tax, on our taxable income with respect to any such taxable year for which the statute of limitations remains open at regular corporate rates. Unless entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from treatment as a real estate investment trust for the four subsequent taxable years following the year during which qualification was lost. As a result, cash available for payment of interest and principal on the Notes would be reduced for each of the years involved. Furthermore, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors to revoke the REIT election. See "Certain Federal Income Tax Consequences."

        Even if we qualify as a REIT for federal income tax purposes, we may be subject to certain state and local taxes on our income and property, and may be subject to certain federal taxes. See "Certain Federal Income Tax Consequences—Taxation of iStar Financial—General."

Quarterly Results May Fluctuate and May Not Be Indicative of Future Quarterly Performance.

        Our quarterly operating results could fluctuate; therefore, you should not rely on past quarterly results to be indicative of our performance in future quarters. Factors that could cause quarterly operating results to fluctuate include, among others, variations in our investment origination volume, variations in the timing of prepayments, the degree to which we encounter competition in our markets and general economic conditions.

RATIO OF EARNINGS TO FIXED CHARGES

			Years Ended December 31,
	Three Months Ended March 31 2004
			2003		2002		2001		2000		1999
Ratio of earnings to fixed charges and preferred stock dividends(1)	0.2	x(2)	2.1	x	1.8	x	1.9	x	1.8	x	1.1	x(3)
Ratio of earnings to fixed charges(1)	0.2	x(2)	2.5	x	2.1	x	2.3	x	2.2		1.4	x(3)

(1)
For the purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before adjustment for minority interest in consolidated subsidiaries, or income or loss from equity investees, income taxes and cumulative effect of change in accounting principle plus "fixed charges" and certain other adjustments. "Fixed charges" consist of interest incurred on all indebtedness related to continuing operations (including amortization of original issue discount) and the implied interest component of our rent obligations in the years presented.

(2)
Includes the effect of CEO, CFO and ACRE Partners compensation of $106.9 million, 8.75% Senior Notes due 2008 redemption charge of $11.5 million (and the preferred stock redemption charge of $9.0 million for the ratio of earnings to fixed charges and preferred dividends). Excluding these charges, the ratio of earnings to fixed charges and preferred stock dividends and the ratio of earnings to fixed charges would have been 1.6x and 2.5x, respectively.

(3)
Includes the effect of a non-recurring, non-cash charge in the amount of approximately $94.5 million relating to our November 1999 acquisition of the former external advisor to our company. Excluding these charges, the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends would have been 2.5x and 2.0x, respectively.

USE OF PROCEEDS

        We will not receive any proceeds from the exchange of Series B Notes for Series A Notes pursuant to the exchange offer. We used the net proceeds from the sale of the Series A Notes to repay outstanding secured indebtedness which was used for general corporate purposes and to fund investment activity.

ABSENCE OF PUBLIC MARKET

        The Series B Notes will be new securities for which there is no established trading market. We currently do not intend to list the Series B Notes on any securities exchange or to arrange for the Series B Notes to be quoted on any quotation system. Although the Initial Purchasers have informed us that they currently intend to make a market in the Notes, they are not obligated to do so and they may discontinue market-making activity at any time without notice. In addition, market-making activities may be limited during the exchange offer or the pendency of a shelf registration statement required by the registration rights agreement, if it is filed. Accordingly, it is not likely that an active trading market for the Series B Notes will develop or, if such a market develops, that it will provide significant liquidity to holders of notes.

iSTAR FINANCIAL INC.

Overview

        We are the leading publicly-traded finance company focused exclusively on the commercial real estate industry. We provide custom-tailored financing to high-end private and corporate owners of high-quality real estate nationwide, including senior and junior mortgage debt, senior and mezzanine corporate capital, and corporate net lease financing. Our objective is to generate consistent and attractive returns on our invested capital by providing innovative and value-added financing solutions to our customers. We deliver customized financial products and "one-call" responsiveness post-closing to sophisticated real estate borrowers and corporate customers who require a high level of creativity and service. Our ability to provide value-added financial solutions has consistently enabled us to realize margins and returns on capital that are more attractive than those earned by many other commercial real estate finance companies. As of March 31, 2004, our total enterprise value (market value of equity plus book value of preferred stock and debt, less cash balances) was $9.7 billion, and our EBITDA and net income for the quarter ended March 31, 2004 were $33.7 million and ($53.8) million, respectively.

        We began our business in 1993 through private investment funds formed to take advantage of the lack of well-capitalized lenders capable of servicing the needs of high-end customers in our markets. During our eleven-year history we have structured or originated $10 billion of financing commitments.

        By capitalizing on our competitive strengths, we have delivered consistent financial performance, developed a high-quality, diversified asset base and established ourselves as a reliable provider of financing solutions for our customers. Our disciplined approach to our business has enabled us to adapt to adverse economic and real estate market conditions while consistently delivering attractive risk-adjusted returns on our invested capital.

        The graph below shows our EBITDA and net income since 1999.

EBITDA(1) and Net Income

(1)
EBITDA is calculated as net income plus the sum of interest expense, depreciation and amortization, minority interest in consolidated entities, cumulative effect of change in accounting principle and costs incurred in acquiring the former advisor minus income from discontinued operations and gain from discontinued operations.

Competitive Strengths

        We believe the following competitive strengths distinguish our business model from other commercial finance enterprises and contribute to our ability to generate consistent returns on our invested capital.

        Creative Capital Solutions    We target markets where customers require a knowledgeable provider of capital that is capable of originating customized and flexible financial products. We provide our customers with a level of service and creativity generally unavailable from other lenders. We do not participate in distribution-based commercial finance businesses such as conduit lending and mortgage-backed securities, which are typically characterized by intense price competition and lower profit margins. Instead, we target the customer-oriented premium-pricing segment of the market.

        We believe that we have a reputation in the marketplace for delivering unique financing solutions and a high level of service to our customers in a reliable and credible fashion. Since beginning our business in 1993, we have provided $5.8 billion in financing to customers who have sought our expertise more than once.

        As a result of our focus, we have generated consistent and attractive returns on our asset base. The graph below shows our returns on average book assets, after interest expense, since 1999.

Return on Average Book Assets(1)

(1)
We define "return on average book assets" as the sum of adjusted earnings and preferred dividends divided by the average book value of assets outstanding during the year.

        Asset Quality and Diversification    Throughout our operating history, we have focused on maintaining diversification of our asset base by product line, asset type, obligor, property type and geographic region. Asset diversification is a key part of our risk management strategy. The pie charts below depict the diversification of our asset base, based upon the gross book value of our loan and CTL assets of approximately $7.2 billion as of March 31, 2004.

Asset Type Diversification	Property Type Diversification	Geographic Diversification

        The table below reflects the diversification of our asset base as represented by our 25 largest assets by revenue. The table shows the percentage these assets represent of our total revenues for the three months ended March 31, 2004.

Top 25 Assets % Revenue
Collateral Type
Office	16%
Hotel	8%
Residential	5%
Industrial/R&D	3%
Retail	1%
Entertainment/Leisure	5%
Conference Centers	1%
Asset Type
Corporate Tenant Leases	23%
First Mortgages	10%
Corporate/Partnership Loans	8%
Geographic Region
West	7%
South	7%
Southeast	5%
Northeast	8%
Mid-Atlantic	4%
Northwest	2%
Other	7%

        Secured first mortgages and corporate tenant lease assets together comprise approximately 85% of our asset base. The weighted average "first dollar" and "last dollar" loan-to-value ratios on our new loan commitments made during the first quarter of 2004 were 10.1% and 68.7%, respectively. "First dollar" and "last dollar" loan-to-value ratios represent the average beginning and ending points of our lending exposure in the aggregate capitalization of the underlying assets or companies that we finance.

        In addition, as of March 31, 2004, 78% of our corporate tenants, based on annual lease payments were public companies or subsidiaries of public companies. Our corporate tenants include the U.S. Government and well-recognized national and international companies such as Accenture, Ltd., Charles Schwab Corporation, FedEx Corporation, International Business Machines Corporation, Nike, Inc., Nokia Corporation, Northrop Grumman Corporation, Verizon Communications, Inc., Volkswagen of America and Wells Fargo Bank.

        We assign two separate quarterly risk ratings to our structured finance assets using a "one" to "five" scale. We assign a rating representing our evaluation of the risk of principal loss, and a rating representing performance compared to original underwriting. Corporate tenant lease risk ratings reflect our assessment of the quality and longevity of the cash flow yield from the asset. Assets with risk ratings of "four" and "five" indicate management time and attention is required, and a risk rating of "five" denotes a potential problem asset. Each newly-originated asset is typically assigned an initial rating of "three," or average. In addition to the rating system, we maintain a "watch list" of assets that require highly proactive asset management.

        Based upon our first quarter 2004 review, the weighted average risk ratings of our structured finance assets was 2.62 for risk of principal loss and 3.16 for performance compared to original underwriting. The weighted average risk rating for corporate tenant lease assets was 2.52 at the end of the first quarter.

        Match Funding Discipline    Our objective is to match fund our liabilities and assets with respect to maturities and interest rates. This means that we seek to match the maturities of our financial obligations with the maturities of our investments. Match funding allows us to reduce the risk of having to refinance our liabilities prior to the maturities of our assets. In addition, we match fund interest rates with like-kind debt (i.e., fixed-rate assets are financed with fixed-rate debt, and floating-rate assets are financed with floating-rate debt), through the use of hedges such as interest rate swaps, or through a combination of these strategies. This allows us to reduce the impact of changing interest rates on our earnings. Our objective is to limit volatility from a 100 basis point move in short-term interest rates to no more than 2.5% of annual adjusted earnings per share. As of March 31, 2004, a 100 basis point change in short-term interest rates would have a minimal impact on our first quarter adjusted earnings per share.

        Significant Equity Base    We have approximately $2.5 billion of tangible book equity and a consolidated debt to book equity plus accumulated depreciation and loan loss reserves ratio of 1.7x as of March 31, 2004. We believe that we are one of the most strongly capitalized asset-based finance companies. Our tax-advantaged structure as a REIT and our ability to operate with less overhead, as a percentage of revenues, than many other commercial finance companies enable us to generate higher returns on our invested capital without excessive reliance on leverage.

        Experienced Management    The 15 members of our executive management team have an average of more than 20 years of experience in the fields of real estate finance, private investment, capital markets, transaction structuring, risk management, legal and loan servicing, providing us with significant expertise in the key disciplines required for success in our business. Our culture is also highly-focused toward on-going asset risk management. We emphasize long-term, incentive-based compensation, such as performance based grants of restricted common stock, rather than cash compensation, and none of our employees is compensated based on the volume of investment originations. As of March 31, 2004 our directors and employees directly owned approximately 5.3% of our outstanding common stock on a diluted basis, which had a market value of approximately $208 million based upon the last reported sales price of our common stock on May 17 , 2004. Our 15-member executive management team is supported by approximately 155 employees operating from six primary offices nationwide.

        Tax-Advantaged Corporate Structure    Because of our focus on commercial real estate finance, we are able to qualify as a REIT. Since we are taxed as a REIT, we do not pay corporate-level taxes in most circumstances. This tax-advantaged structure enables us to produce higher returns on our invested capital compared to taxable finance companies while utilizing significantly less leverage than most taxable finance companies. The graph below shows our returns on average common book equity since 1999.

Return on Average Common Book Equity(1)

(1)
We define "return on average common book equity" as total adjusted earnings divided by the average book value of common equity outstanding during the year.

Asset Base

        The table below sets forth certain financial characteristics of our asset base as of March 31, 2004.

Financial Characteristics of Our Asset Base

	Loans	Leases
	(In millions)
Gross Carrying Value	$4,021	$3,141
Total Financing Commitments	$4,350	Not applicable
Number of Investments	117	115
Number of Underlying Properties	2,353	365
Average Asset Size per Investment	$34.4	$27.3
Average Asset Size per Property	$30.0	$8.6
Weighted Average Maturity/Lease Term	3.5 years	11.0 years
Average First Dollar Loan-to-Value(1)	23.6%	Not applicable
Average Last Dollar Loan-to-Value(2)	67.0%	Not applicable
Percentage Investment Grade Credits(3)	Not available	53.4%

(1)
"Average First Dollar Loan-to-Value" means the weighted average beginning point of our lending exposure in the aggregate capitalization of the underlying properties or companies we finance.

(2)
"Average Last Dollar Loan-to-Value" means the weighted average ending point of our lending exposure in the aggregate capitalization of the underlying properties or companies we finance.

(3)
Includes customers with implied investment grade ratings such as Cisco Systems and Volkswagen of America.

Our Target Markets and Product Lines

        We believe we are the largest dedicated participant in a $100-$150 billion niche of the approximately $2.1 trillion commercial real estate market, consisting of the $1.5 trillion commercial mortgage market and the $600 billion single-user market for corporate office and industrial facilities.

Our primary product lines include structured finance, portfolio finance, corporate tenant leasing, corporate finance and loan acquisition. Our real estate lending assets consist of mortgages secured by real estate collateral, loans secured by equity interests in real estate assets, and secured and unsecured loans to corporations engaged in real estate or real estate-related businesses. Our corporate tenant lease assets consist of office and industrial facilities that we typically purchase from, and lease-back to, a diversified group of creditworthy corporate tenants as a form of financing for their businesses. Our leases are generally long-term, and typically provide for all expenses at the facility to be paid by the corporate tenant on a "triple net" basis. Under a typical net lease agreement, the corporate customer agrees to pay a base monthly operating lease payment and all facility operating expenses, including taxes, maintenance and insurance.

        The pie chart below shows the composition of our asset base by product line, based on the total gross book value of our loan and CTL assets of approximately $7.2 billion as of March 31, 2004.

Product Line Diversification

        Structured Finance    We provide senior and subordinated loans that typically range in size from $20 million to $100 million to borrowers holding high-quality real estate. These loans may be either fixed or variable rate and are structured to meet the specific financing needs of the borrowers, including the acquisition or financing of large, high-quality real estate. We offer borrowers a wide range of structured finance options, including first mortgages, second mortgages, partnership loans, participating debt and interim facilities. Our structured finance transactions have maturities generally ranging from three to ten years. As of March 31, 2004, based on gross carrying values, our structured finance assets represented 26.4% of our total asset base.

        Portfolio Finance    We provide funding to regional and national borrowers who own multiple facilities in geographically diverse portfolios. Loans are cross-collateralized to give us the benefit of all available collateral and underwritten to recognize inherent portfolio diversification. Property types include multifamily, suburban office, hotels and other property types where individual property values are less than $20 million on average. Loan terms are structured to meet the specific requirements of the borrower and typically range in size from $25 million to $150 million. Our portfolio finance transactions have maturities generally ranging from three to ten years. As of March 31, 2004, based on gross carrying values, our portfolio finance assets represented 14.1% of our total asset base.

        Corporate Tenant Leasing    We provide capital to corporations and borrowers who control facilities leased to single creditworthy tenants. Our net leased assets are generally mission-critical headquarters or distribution facilities that are subject to long-term leases with rated corporate tenants, and which provide for all expenses at the property to be paid by the corporate tenant on a triple net lease basis. Corporate tenant lease transactions have terms generally ranging from ten to 20 years and typically range in size from $20 million to $150 million. As of March 31, 2004, based on gross carrying values, our corporate tenant lease assets represented 43.9% of our total asset base.

        We pursue the origination of corporate tenant lease transactions by structuring purchase/leasebacks and by acquiring facilities subject to existing long-term net leases. In a purchase/ leaseback transaction, we purchase the property from the corporate tenant and lease it back to the tenant on a triple-net basis. The purchase/leaseback structure allows the corporate customer to reinvest the proceeds from the sale of its facilities into its core business, while we capitalize on our structured financing expertise.

        Our corporate tenant lease investments primarily represent a diversified portfolio of mission-critical headquarters or distribution facilities subject to net lease agreements with creditworthy corporate tenants. By "mission-critical" we mean the tenant views our facility as being of strategic and operational importance to its business activities. In our experience, tenants tend to first vacate and reject leases on their non-core facilities when they experience financial distress, but continue to occupy and remain current on their lease payments for mission-critical facilities because these facilities are needed to continue to run the business. The corporate tenant lease investments we target generally involve: (1) high-quality, general-purpose real estate with residual values that represent a discount to current market values and replacement costs; and (2) corporate tenants that are established companies with stable core businesses or market leaders in growing industries with investment-grade credit strength or appropriate credit enhancements if corporate credit strength is not sufficient.

        Since acquiring our leasing subsidiary in November 1999, we have increased the weighted average remaining lease term of our corporate tenant lease assets from 5.6 to 11.0 years. During that time we have also executed over 30.0 million square feet of new and renewal leases in 199 total transactions with a weighted average lease term of 12.7 years. Throughout this leasing activity, we have emphasized early lease renewals. Of the 6.5 million square feet of leases renewed since June 1999, approximately 69% represented early renewals where there were more than 12 months left on the primary lease term. As of March 31, 2004, our corporate tenant lease portfolio was 94.1% leased.

        As of March 31, 2004, we had more than 100 corporate customers operating in 39 different Standard Industrial Classification codes, including aerospace, energy, financial services, healthcare, hospitality, technology, government services, manufacturing and telecommunications. These customers include the U.S. Government and well-recognized national and international companies, such as Accenture, Ltd., Charles Schwab Corporation, FedEx Corporation, International Business Machines Corporation, Nike, Inc., Nokia Corporation, Northrop Grumman Corporation, Verizon Communications, Inc., Volkswagen of America and Wells Fargo Bank.

        The pie chart below summarizes our corporate tenant lease customers by Standard Industrial Classification code as of March 31, 2004 (by percentage of CTL revenue).

Corporate Tenant Lease Portfolio by SIC Code

        The table below illustrates our corporate tenant lease expirations as of March 31, 2004.

Lease Expirations

Year of Lease Expiration	Number of Leases Expiring	Annualized First Quarter 2004 Expiring GAAP Operating Lease Revenue ($ in thousands)	% of Annualized First Quarter 2004 Total Revenue
2004	15	$11,524	1.7%
2005	14	8,362	1.2%
2006	25	28,994	4.3%
2007	24	20,683	3.1%
2008	17	13,525	2.0%
2009	11	16,504	2.4%
2010	6	8,557	1.3%
2011	7	5,777	0.9%
2012	13	18,618	2.7%
2013 and thereafter	55	190,838	28.2%

Total	187	$323,381	47.7%

        Corporate Finance    We provide senior and subordinated capital to corporations engaged in real estate or real estate-related businesses. Financings may be either secured or unsecured and typically range in size from $20 million to $150 million. Our corporate finance transactions have maturities generally ranging from five to ten years. As of March 31, 2004, based on gross carrying values, our corporate finance assets represented 9.2% of our total asset base.

        Loan Acquisition    We acquire whole loans and loan participations that present attractive risk-reward opportunities. Loans are generally acquired at a small discount to the principal balance outstanding. Loan acquisitions typically range in size from $5 million to $100 million and are collateralized by all major property types. Our loan acquisition transactions have maturities generally ranging from three to ten years. As of March 31, 2004, based on gross carrying values, our loan acquisition assets represented 6.4% of our total asset base.

OUR STRATEGY

        Our objective is to generate consistent and attractive returns on our invested capital by providing innovative and value-added financing solutions to our customers. We believe we have established a market leadership position for highly structured mortgage, corporate and mezzanine financing backed by high-quality commercial real estate nationwide. We deliver customized financial products to sophisticated real estate borrowers and corporate customers who require a high level of creativity and service. Our ability to provide value-added financial solutions has consistently enabled us to realize margins and returns on capital that are more attractive than those earned by many other commercial real estate lenders.

Investment Strategy

        In order to accomplish our objective, we have implemented the following investment strategy:

  •
  We focus on the origination of structured mortgage, corporate and lease financings backed by high-quality commercial real estate assets located in major U.S. metropolitan markets.

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  We offer sophisticated borrowers and corporate customers added value in the form of specific lending expertise, flexibility, certainty and post-closing support.

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  We seek to develop direct relationships with borrowers and corporate tenants as opposed to sourcing transactions through intermediaries.

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  We avoid businesses in which there is significant direct competition from other providers of capital.

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  We take advantage of market anomalies in the real estate financing markets when we believe credit is mispriced by other providers of capital, such as the spread between lease yields and the yields on corporate tenants' underlying credit obligations.

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  We stress test potential investments for adverse economic and real estate market conditions.

        We source our investment transactions from our existing relationships with real estate owners, through other direct relationships within the real estate and corporate finance communities, and from other capital providers and advisors who refer customers to us. We also utilize information obtained from our risk management group to generate leads on potential investment opportunities. We have completed over $5.8 billion of financing transactions with borrowers who have sought our expertise more than once.

        We discuss and analyze investment opportunities during regular weekly meetings which are attended by all of our investment professionals, as well as representatives from our legal, risk management and capital markets areas. We have developed a process for screening potential investments called the Six Point Methodologysm. The Six Point Methodologysm reflects the six fundamental criteria by which we evaluate an investment opportunity prior to beginning our formal underwriting and commitment process.

The Six Point Methodologysm

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  First, we evaluate the source of the opportunity. We prefer opportunities where we have a direct relationship with the customer or an intermediary who has worked with us before, because we believe that such relationships enable us to add more value to a transaction.

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  Second, we evaluate the quality of the collateral or corporate credit, as well as its market or industry dynamics.

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  Third, we evaluate the equity or corporate sponsor, including factors such as its reputation, financial strength and commitment to the collateral.

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  Fourth, we determine whether we can implement an appropriate legal and financial structure for the transaction given its risk profile, including our ability to control the collateral under various circumstances.

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  Fifth, we perform an alternative investment test. If we believe that we can earn a better risk-adjusted return in a comparable asset class or different part of the customer's capital structure, then the proposed investment will score poorly in this category.

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  Sixth, we evaluate the liquidity of the investment and our ability to match fund the asset. A security that is too highly structured is less desirable because it may limit our ability to obtain appropriately priced financing for the asset, or to sell it if we ever so desire.

        We have an intensive underwriting process in place for all potential investments. This process provides for comprehensive feedback and review by all the disciplines within our company, including investments, credit, risk management, legal/structuring and capital markets. Participation is encouraged from all professionals throughout the entire origination process, from the initial consideration of the opportunity, through the Six Point Methodologysm and into the preparation and distribution of a comprehensive memorandum for our internal and Board of Directors investment committees.

        Commitments of less than $30 million require the unanimous consent of our internal investment committee, consisting of senior management representatives from each of our key disciplines. For commitments between $30 million and $50 million, the further approval of our Board of Directors' investment committee is also required. All commitments of $50 million or more must be approved by our full Board of Directors.

Risk Management

        In addition to mitigating risk through the careful underwriting and structuring of our investments, we further proactively manage risk by: (1) generating, analyzing and distributing information on-line to all our employees about our collateral and our customers on a continuous, real-time basis; (2) holding weekly company-wide meetings to identify and address risk management issues; (3) applying a comprehensive risk rating process; (4) establishing loan loss reserves and asset impairment procedures; and (5) managing our assets and liabilities through match funding. We believe these risk management measures enable us to effectively manage our asset base and minimize our risk of loss. More than 60 of our approximately 155 employees are dedicated to our risk management platform.

        Collateral and Customer Monitoring    We have comprehensive real-time risk management systems that enable us to proactively monitor the performance of our asset base and to quickly identify and address potential issues with any of our assets. Risk management information, which is generated from numerous collateral-level controls, extensive customer reporting requirements and on-site asset monitoring programs, is accessible to all our employees nationwide via computer.

        Our comprehensive risk management systems require the active participation of each of our senior professionals and other employees within our regional office infrastructure. Every employee nationwide has access, via our computer network, to various risk management reports which provide real-time information regarding the performance of our asset base. These reports, which are continually updated as new customer information is received, are based on information that is: (1) required to be provided by our customers; (2) generated by our risk management professionals; and (3) obtained from the public domain. Examples of risk management reports include daily payment reports, monthly covenant reviews, monthly reserve balance reports, monthly budget-versus-actual analyses of collateral and corporate customer performance, leasing activity reports and quarterly risk ratings reviews. This process ensures that risk management issues are quickly identified and that decisions are based on the most current information available.

        iStar Asset Services, or "iSAS," our rated loan servicing subsidiary, and iStar Real Estate Services, or "iRES," our corporate tenant lease asset management division, are critical to our asset and customer monitoring efforts. Together, they are principally responsible for managing our asset base, including monitoring our customers' compliance with their respective loan and leasing agreements, collecting customer payments, and efficiently analyzing and distributing customer performance information throughout our company on a real-time basis. iSAS and iRES provide daily information on the performance and condition of our asset base. iSAS is currently rated "strong" by Standard & Poor's and CMS2- by Fitch as a master servicer. In addition to servicing our asset base, iSAS also provides loan servicing to third-party institutional owners of loan portfolios.

        Our loan customers are required to comply with periodic covenant tests, and typically must submit extensive collateral performance information such as monthly operating statements and operating budgets. We also may require customers to deposit cash into escrow accounts to cover major capital expenditures, such as expected re-tenanting costs, and we typically require approval rights over major decisions impacting collateral cash flows. In many cases, collateral cash receipts must be deposited into lock-box bank accounts that we control. We then distribute the net cash, after our debt service, to our customers.

        We furnish on-site asset management services for most of our corporate customers, providing us with daily information regarding the condition of our assets. In addition, we have a formal annual inspection program that ensures that our corporate tenant lease customers are complying with their lease terms. Customer lease payments are deposited directly into lock-box accounts managed by our treasury group, and corporate customers are required to submit financial statements on a regular basis to our corporate credit professionals. In addition, our risk management group monitors the wire services for important news on our customers, including press releases, earnings announcements, credit ratings changes, research reports relating to our corporate customers and local market conditions, and distributes this information via email to all of our employees. All new corporate tenant leases must be approved by our Chief Operating Officer who evaluates, with the assistance of our credit professionals, the creditworthiness and appropriate security, if any, required by us.

        Weekly Risk Management Meetings    We hold weekly company-wide meetings to identify current issues, and conduct monthly meetings to review actual collateral performance compared to our customers' budgets. During the weekly meetings, our regional offices connect via teleconference with our headquarters and we review asset-specific issues in detail. At these meetings, we develop an action plan to resolve any issues which arise. We also conduct systematic, asset-specific reviews of both our loan and corporate tenant lease assets on a quarterly basis, as discussed below.

        Risk Rating Process    We have a comprehensive risk rating process that enables us to evaluate, monitor and pro-actively manage asset-specific credit issues and identify credit trends on a portfolio-wide basis. We conduct a detailed credit review of each asset on a quarterly basis, and we assign risk ratings to each asset ranging from "one" to "five." Attendance is mandatory for all of our professionals, including those in our regional offices. We assign two separate quarterly risk ratings to our structured finance assets using a "one" to "five" scale. We assign a rating representing our evaluation of the risk of principal loss, and a rating representing performance compared to original underwriting. Corporate tenant lease risk ratings reflect our assessment of the quality and longevity of the cash flow yield from the asset. Assets with risk ratings of "four" and "five" indicate management time and attention is required, and a risk rating of "five" denotes a potential problem asset. Each newly-originated asset is typically assigned an initial rating of "three," or average. In addition to the rating system, we maintain a "watch list" of assets that require highly proactive asset management.

        Risk ratings provide a common language and uniform framework by which we can discuss and evaluate risk and relative levels of risk across our asset base. This is our primary early warning system and provides us with a means of identifying assets that warrant a greater degree of monitoring and senior management attention. In addition, this process provides a useful forum to identify assets or markets that may offer opportunities for new business. Lastly, the risk ratings process serves as a basis for determining our quarterly loan loss provision and evaluating the adequacy of our reserves.

        Based upon our first quarter 2004 review, the weighted average risk rating of our structured finance assets was 2.62 for risk of principal loss and 3.16 for performance compared to original underwriting. The weighted average risk rating for our corporate tenant lease assets was 2.52 as of March 31, 2004.

Weighted Average Risk Ratings

        We consider several primary variables in determining which rating to assign to an asset. For our loans, the seven primary risk attributes are:

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  Trailing and projected collateral operating performance and debt service coverage ratios.

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  Current and estimated loan-to-value ratios.

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  Local and regional economic and real estate market trends.

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  Loan structure.

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  Collateral condition, location and marketability.

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  Borrower's source of repayment funds or ability to refinance or sell the collateral.

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  Borrower financial strength, quality of sponsorship and capital commitment to the collateral.

        For our corporate tenant leases, the five primary risk attributes are:

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  Corporate tenant credit and industry dynamics.

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  Remaining lease term.

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  Property condition, location and marketability.

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  Local and regional economic and real estate market trends.

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  Our book basis in the asset.

        Credit Loss Reserve Policy and Asset Impairment Procedures    Our policy for establishing loan loss reserves and our asset impairment procedures are consistent with established accounting standards. Our reserve levels reflect our judgment of loss potential and are evaluated based upon the quarterly risk rating review process. The overall factors in this evaluation include:

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  General economic conditions.

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  General loss trends in the industry, including comprehensive, long-term data on commercial mortgage delinquencies and loss severities tracked by the American Council of Life Insurers and a number of academic studies.

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  The size, diversity and geographic concentration of our asset base.

        In addition to our general loan loss reserves, we also have asset-specific credit protection, including cash reserve accounts, cash deposits and letters of credit which totaled $228.1 million for our loan assets as of March 31, 2004. Where appropriate, we typically require this incremental credit protection to be funded and/or posted at the closing of a transaction in accounts in which we have a security interest. As of March 31, 2004, accumulated loan loss reserves and other asset-specific credit protection represented an aggregate of approximately 6.58% of the gross book value of our loans.

        At March 31, 2004, our non-accrual assets represented 0.55% of total assets.

        As required under generally accepted accounting principles, we accumulate depreciation against our CTL assets, which reduces our book basis in those assets relative to our original purchase price. In addition, where appropriate, we also require certain CTL customers to post additional security for their lease obligations in the form of cash deposits and/or letters of credit. These cash deposits and letters of credit, which serve as additional asset-specific credit protection for our CTL assets, totaled $95.2 million as of March 31, 2004. In aggregate, cash deposits, letters of credit, allowances for doubtful accounts and accumulated depreciation relating to corporate tenant lease assets represented 9.39% of the gross book value of our corporate tenant lease assets at that date.

        Asset/Liability Management    Our objective is to match fund our liabilities and assets with respect to maturities and interest rates. This means that we seek to match the maturities of our financial obligations with the maturities of our investments. Match funding allows us to reduce the risk of having to refinance our liabilities prior to the maturity of our assets. In addition, we match fund interest rates with like-kind debt (i.e., fixed-rate assets are financed with fixed-rate debt, and floating-rate assets are financed with floating-rate debt), through the use of hedges such as interest rate swaps, or through a combination of these strategies. This allows us to reduce the impact of changing interest rates on our earnings. Our objective is to limit volatility from a 100 basis point move in short-term interest rates to no more than 2.5% of annual adjusted earnings per share. As of March 31, 2004, a 100 basis point change in short-term interest rates would have a minimal impact on our first quarter adjusted earnings per share.

Financing Strategy

        Our financing strategy revolves around three primary principles that are key to our business model:

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  Maintain significantly lower leverage than other commercial finance companies and a large tangible equity capital base.

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  Develop a deep and broad array of capital sources from a diversified group of debt and equity providers in order to insulate our business from potential fluctuations in the availability of capital.

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  Match fund our liabilities and assets to minimize the risk that we have to refinance our liabilities prior to the maturities of our assets and to reduce the impact of changing interest rates on our earnings.

        Lower Leverage and a Large Tangible Equity Capital Base    Our business model is premised on operating at significantly lower leverage and maintaining a larger tangible equity capital base than many other commercial finance companies. At March 31, 2004, our consolidated debt to book equity plus accumulated depreciation and loan loss reserves ratio was 1.7x.

        Access to a Deep and Broad Array of Reliable Capital Sources    We seek to develop a deep and broad array of reliable debt and equity capital sources to fund our business. Accordingly, we maintain a diverse range of short and long-term financing sources from both the secured and unsecured lending and capital markets. We also believe that our track record as a private and public company and our investor base, comprised of leading institutional investors and high net worth individuals, will enable us to continue to access the public and private equity capital markets. At March 31, 2004, we had $530.9 million outstanding under our five primary revolving credit facilities, which total $2.3 billion in committed capacity.

        Match Funding    We primarily execute our match funding strategy through issuing corporate unsecured senior notes having three-, five-, seven-, and 10-year maturities, our own proprietary matched funding program, iStar Asset Receivables or "STARssm," as well as through term lending relationships with over a dozen large financial institutions. Using STARssm, we can access the securitized debt markets by issuing investment-grade rated securities collateralized by pools of our structured finance and corporate tenant lease assets. The STARssmbond maturities match the maturities of the underlying collateral, thereby eliminating refinancing risk. We continue to service the assets in the collateral pool through our loan servicing subsidiary, iStar Asset Services. Because STARssm is an on-balance sheet financing program, we recognize no gain on sale in our financial statements when utilizing this vehicle.

        We completed our latest STARssm transaction in May 2003, and issued approximately $646 million of investment-grade rated bonds backed by approximately $738 million of collateral. The weighted average interest rate on the offered bonds, expressed on an all-floating rate basis, was approximately LIBOR + 47 basis points. The proceeds from this transaction were used to repay outstanding borrowings under our secured credit facilities.

        We believe that the STARssm program provides us significantly more flexibility in managing our collateral and match funding our liabilities and assets than other securitization structures, and that both the strong performance of our initial two STARssm transactions and the execution of our third STARssm transaction should positively impact future debt issuances under this program. In addition, we view the securitized debt markets as a very reliable source of debt capital, even when macroeconomic conditions make other lending markets unavailable or unattractive. As of March 31, 2004, we had $1.2 billion of STARssm bonds outstanding.

        We also use term debt to match fund our investments, and we maintain term lending relationships with over a dozen major commercial banks and insurance companies. As part of these term lending relationships, we have developed an innovative debt facility with a commercial bank that match funds certain of our corporate finance investments. We believe that the STARssm program and our relationships with various term lenders provide us with a reliable, cost-effective and diverse source of capital for match funding our liabilities and assets. As of March 31, 2004, we had 19 individual term loans with a total outstanding balance of $805.9 million.

MANAGEMENT

        The following table sets forth the names and the positions of our senior officers:

Name	Title
Jay Sugarman	Chairman and Chief Executive Officer
Catherine D. Rice	Chief Financial Officer
Timothy J. O'Connor	Chief Operating Officer
Nina B. Matis	Executive Vice President and General Counsel
Barbara Rubin	President—iStar Asset Services, Inc.
Daniel S. Abrams	Executive Vice President—Investments
Steven R. Blomquist	Executive Vice President—Investments
Roger M. Cozzi	Executive Vice President—Investments
Jeffrey R. Digel	Executive Vice President—Investments
R. Michael Dorsch, III	Executive Vice President—Investments
Barclay G. Jones, III	Executive Vice President—Investments
H. Cabot Lodge, III	Executive Vice President—Investments
Michelle M. Mackay	Executive Vice President—Investments
Diane Olmstead	Executive Vice President—Investments
Andrew C. Richardson	Executive Vice President—Capital Markets
Jeffrey N. Brown	Senior Vice President—Risk Management
James D. Burns	Senior Vice President and Treasurer
Chase S. Curtis, Jr.	Senior Vice President—Credit
Geoffrey M. Dugan	Senior Vice President—Human Resources, Assistant General Counsel and Secretary
John F. Kubicko	Senior Vice President—Risk Management
Elizabeth B. Smith	Senior Vice President—Risk Management
Colette J. Tretola	Senior Vice President—Controller

Senior Management

        Jay Sugarman is Chairman of the Board and Chief Executive Officer of iStar Financial. Mr. Sugarman has served as a director of iStar Financial (and its predecessor) since 1996 and Chief Executive Officer since 1997. During that time, Mr. Sugarman has built iStar Financial into one of the leading providers of custom-tailored financial solutions to high-end private and corporate owners of real estate in the United States, growing its market capitalization from under $50 million to over $9 billion. Previously, Mr. Sugarman founded and was co-general partner of Starwood Mezzanine Investors, L.P., a private investment partnership specializing in structured real estate finance. Prior to forming Starwood Mezzanine, Mr. Sugarman managed diversified investment funds on behalf of the Burden family, a branch of the Vanderbilts, and the Ziff family. While in that position, he was jointly responsible for the formation of Starwood Capital Group LLC, a leading private real estate investment firm, and the formation of HBK Investments, one of the nation's largest multi-strategy trading operations. Mr. Sugarman received his undergraduate degree summa cum laude from Princeton University, where he was nominated for valedictorian and received the Paul Volcker Award in Economics, and his M.B.A. with highest distinction from Harvard Business School, graduating as a Baker Scholar and recipient of the school's academic prizes for both finance and marketing. Mr. Sugarman is a director of WCI Communities, Inc., a residential developer in South Florida.

        Catherine D. Rice has served as Chief Financial Officer of iStar Financial since November 2002. Ms. Rice is responsible for managing all of iStar Financial's capital-raising initiatives, financial reporting and investor relations activities, as well as overseeing all other finance, treasury and accounting functions. Prior to joining iStar Financial, Ms. Rice served as managing director in both the financial sponsors group and the real estate investment banking group of Banc of America Securities. Prior to Banc of America Securities, Ms. Rice was a managing director at Lehman Brothers, where she was responsible for the firm's West Coast real estate investment banking effort. She spent the first ten years of her career at Merrill Lynch in its real estate investment banking group. Ms. Rice has over 17 years of experience in the public and private capital markets, and has been involved in over $15 billion of capital-raising and financial advisory transactions, including public and private debt and equity offerings, mortgage financings, merger and acquisition assignments, leveraged buyouts, asset dispositions, debt restructurings and rating advisory assignments. Ms. Rice received a bachelor degree from the University of Colorado and an M.B.A from Columbia University.

        Timothy J. O'Connor has served as Chief Operating Officer of iStar Financial (and its predecessor) since March 1998 and Executive Vice President since March 2000. Mr. O'Connor is responsible for developing and managing iStar Financial's risk management and due diligence operations, participating in the evaluation and approval of new investments and coordinating iStar Financial's information systems. Previously, Mr. O'Connor was a vice president of Morgan Stanley & Co. responsible for the performance of more than $2 billion of assets acquired by the Morgan Stanley Real Estate Funds. Prior to joining Morgan Stanley, Mr. O'Connor was a vice president of Greystone Realty Corporation involved in the firm's acquisition and asset management operations. Previously, Mr. O'Connor was employed by Exxon Co. USA in its real estate and engineering group. Mr. O'Connor is a former vice president of the New York City/Fairfield County chapter of the National Association of Industrial and Office Parks. Mr. O'Connor received a B.S. degree from the United States Military Academy at West Point and an M.B.A. from the Wharton School.

        Nina B. Matis has served as General Counsel of iStar Financial (and its predecessor) since 1996 and Executive Vice President since November 1999. Ms. Matis is responsible for legal, tax, structuring and regulatory aspects of iStar Financial's operations and investment and financing transactions. Ms. Matis is a partner in the law firm of KMZ Rosenman, one of our principal outside law firms. From 1984 through 1987, Ms. Matis was an adjunct professor at Northwestern University School of Law where she taught real estate transactions. Ms. Matis is a director of New Plan Excel Realty Trust, Inc. and a member of the American College of Real Estate Lawyers, Ely Chapter of Lambda Alpha International, the Chicago Finance Exchange, the Urban Land Institute, REFF, the Chicago Real Estate Executive Women, The Chicago Network and The Economic Club of Chicago, and she is listed in both The Best Lawyers of America and Sterling's Who's Who. Ms. Matis received a B.A. degree, with honors, from Smith College and a J.D. degree from New York University School of Law.

        Barbara Rubin has served as President of iStar Asset Services, Inc., our Hartford-based loan asset management and servicing operation since September 1998. She has more than 20 years of real estate investment experience, including loan and real estate equity origination, portfolio management, loan servicing, and capital markets activities. Prior to joining iStar Financial, Ms. Rubin was president and chief operating officer of Phoenix Realty Securities, Inc., a real estate advisory operation which managed portfolios of real estate securities (including mortgage loan investments and real estate equity securities). She is currently Chair of the Connecticut Health and Education Facilities Authority, a member of the Board of Governors of the Mortgage Bankers Association and a member of the Board of Commercial Mortgage Securities Association. Ms. Rubin received a B.A. degree from Williams College and an M.B.A. from the University of Connecticut.

        Daniel S. Abrams has served as an Executive Vice President—Investments of iStar Financial since November 2001. Previously, Mr. Abrams was a founding principal of Citadel Realty Group, LLC, a New York based boutique investment bank specializing in advisory work and debt and equity placements for all forms of commercial real estate properties and companies in North America and Europe. Prior to forming Citadel, Mr. Abrams was a managing director at Donaldson, Lufkin and Jenrette, where he was responsible for the hospitality and leisure practice, focusing on debt originations, equity offerings and advisory assignments to public and private companies in that area. Before DLJ, Mr. Abrams was a managing director and the head of the Hospitality Finance Group of Nomura Capital. While at Nomura Capital, Mr. Abrams led the financing of over $6.5 billion in the hospitality sector and over $600 million in the office, multifamily and retail sectors. Before joining Nomura Capital in 1993, Mr. Abrams had been a partner at Rosenman & Colin, a major New York City law firm. He received an LL.M. in Taxation from the New York University of Law; a JD from the National Law Center of the George Washington University, where he was editor-in-chief of the Law Review; and a B.S. in Economics from the Wharton School. He has served as a member of the American Hotel & Lodging Association's Industry Real Estate Finance Advisory Council (IREFAC) and the ULI's Hotel Development Council.

        Steven R. Blomquist has served as Executive Vice President—Investments of iStar Financial since January 2003. Prior to that he was Senior Vice President—Investments since September 1998. Mr. Blomquist is responsible for the origination and acquisition of new financings with borrowers in the Phoenix Home Life-serviced mortgage loan portfolio and related loan correspondents. He also shares responsibility in managing several of iStar Financial's relationships with financial institutions and other loan correspondents. Mr. Blomquist has over 16 years of loan origination and investment management experience. Previously, Mr. Blomquist was executive vice president and chief investment officer of Phoenix Realty Securities, a Phoenix Home Life subsidiary specializing in providing real estate securities investment advisory services. Mr. Blomquist directed the origination of over $1.5 billion of mortgage loans and maintains strong correspondent and borrower relations. Prior to his current position, Mr. Blomquist was responsible for the debt and equity management of a $750 million Phoenix Home Life portfolio in the Western United States. Mr. Blomquist is a member of the Mortgage Bankers Association, and received both his bachelors degree and an M.B.A. from the University of Connecticut.

        Roger M. Cozzi has served as an Executive Vice President—Investments of iStar Financial since January 2002 and is co-head of our internal Investment Committee. Since joining iStar Financial and its predecessor in 1995, Mr. Cozzi has been responsible for the origination of structured financing transactions and has successfully closed over $1 billion of first mortgage, mezzanine and corporate finance investments. From 1995 to 1998, Mr. Cozzi was an investment officer at Starwood Mezzanine Investors, L.P. and Starwood Opportunity Fund IV, two private investment funds that specialized in structured real estate finance and opportunistic equity investments. Prior to joining Starwood, Mr. Cozzi spent three years at Goldman, Sachs & Co. While at Goldman Sachs, he spent two years in the real estate department, where he focused on securitizing and selling investment grade and non-investment grade securities backed by pools of commercial mortgages, evaluating performing commercial mortgage loans for potential principal investment by the Whitehall funds and consulting large corporate tenants on lease alternatives. After two years in real estate, Mr. Cozzi transferred into the investment management industry group, where he worked on several merger transactions, created a conduit to lend directly to mutual funds, and helped create a vehicle to securitize 12b-1 financing fees. Mr. Cozzi graduated magna cum laude from the Wharton School with a Bachelor of Science degree in Economics (with concentrations in Finance and Entrepreneurial Management).

        Jeffrey R. Digel has served as an Executive Vice President—Investments of iStar Financial since March 2000 and is co-head of our internal Investment Committee. Prior to that, he was Senior Vice President—Investments since May 1998. Mr. Digel is responsible for the origination of new structured financing transactions, focusing on iStar Financial's financial institution and loan correspondent relationships. Previously, Mr. Digel was a vice president-mortgage finance at Aetna Life Insurance Company responsible for commercial mortgage securitizations, management of Aetna's mortgage correspondent network, management of a $750 million real estate equity portfolio for Aetna's pension clients and origination of new equity investments. Prior to joining Aetna, Mr. Digel was a member of Hart Advisors, responsible for the development and supervision of the portfolio, asset management and client communications functions for Hart's real estate pension advisory business. In addition, Mr. Digel is a member of the Mortgage Bankers Association and the International Council of Shopping Centers. Mr. Digel received a B.A. degree from Middlebury College and an M.M. from Northwestern University.

        R. Michael Dorsch, III has served as an Executive Vice President—Investments of iStar Financial since March 2000, focusing on our corporate tenant leasing business. Prior to joining iStar Financial, Mr. Dorsch was a principal of ACRE Partners LLC, a privately held firm focused on providing public and private corporations with highly-structured, value-added financing solutions for their corporate real estate facilities. Mr. Dorsch was a founder and managing partner of Corporate Realty Capital, a Boston-based real estate investment bank from 1990 to 1997. CRC was formed as an affiliate of Corporate Property Investors and focused on originating, structuring and financing net lease transactions. Prior to the formation of CRC, Mr. Dorsch was a partner in a Boston-based real estate development, ownership and management concern. From 1984 to 1986, Mr. Dorsch was a vice president of Winthrop Financial Associates, private real estate syndication, where he structured and placed equity interests in transactions capitalized at over $1 billion. Mr. Dorsch graduated with a Sc.B. in Mechanical Engineering from Brown University and earned honors while receiving an M.B.A. from Harvard Business School.

        Barclay G. Jones, III has served as an Executive Vice President—Investments of iStar Financial since March 2000, focusing on our corporate tenant leasing business. Prior to joining iStar Financial, Mr. Jones was a principal of ACRE Partners LLC, a privately held firm focused on providing public and private corporations with highly-structured, value-added financing solutions for their corporate real estate facilities. Prior to that, Mr. Jones served in a variety of capacities, including vice chairman and chief acquisitions officer, for W.P. Carey & Co., Inc. from 1982 to 1998. During that period, Mr. Jones was responsible for originating in excess of $2 billion of sale-leaseback financings and over $1 billion of mortgage placements. During his tenure at W.P. Carey, the firm grew from fewer than ten employees to over 70, and from approximately $100 million in assets to over $2.5 billion. Mr. Jones holds a B.S. degree in economics from the Wharton School.

        H. Cabot Lodge, III has served as an Executive Vice President—Investments of iStar Financial since March 2000 and he also served as a Director from May 2000 through June 2003. Mr. Lodge has primary responsibility for jointly overseeing iStar Financial's corporate tenant lease investment activity. Prior to joining iStar Financial, Mr. Lodge was a founder and principal of ACRE Partners LLC, a privately held firm focused on providing public and private corporations with highly structured, value-added financing for their corporate real estate facilities. Mr. Lodge served as chairman of Superconducting Core Technologies, Inc., a wireless communications company from 1995 to 1997, and prior to that was managing director and co-head of investments for W.P. Carey & Co., Inc. from 1983 to 1995. Mr. Lodge is a director of Meristar Hospitality Corporation, High Voltage Engineering Corporation and TelAmerica Media, Inc. Mr. Lodge graduated with honors from Harvard College and received his M.B.A. from Harvard Business School.

        Michelle M. Mackay has served as Executive Vice President—Investments of iStar Financial since February 2003. She joined iStar Financial from UBS Warburg, where she was an Executive Director in commercial real estate and a senior member of the commercial real estate approval committee. She originated and closed over $1 billion of first mortgage and mezzanine real estate transactions while at UBS. Ms. Mackay was also responsible for mezzanine structuring and distribution. From 1996 to 1998, Ms. Mackay was Vice President at Chase Bank where she was part of a two-person team hired to establish the commercial mortgage-backed securities trading desk and real estate products distribution. In addition, she managed the new issue processes including rating agency interaction, mortgage finance assignments, new issue syndication and pricing. Prior to Chase, Ms. Mackay created and managed a $1.8 billion portfolio of real estate investments at The Hartford (HIMCO). Her responsibilities included analyzing and investing in CMBS, CMBS IO, unsecured REIT debt, FNMA multifamily, credit tenant lease structures and non-investment grade real estate companies. She was also a member of The Hartford's real estate equity acquisition group, which invested in a variety of real estate properties. Ms. Mackay holds an M.B.A. from the University of Hartford and a B.A. from the University of Connecticut.

        Diane Olmstead has served as an Executive Vice President—Investments of iStar Financial in our San Francisco office since September 2000, and is responsible for the origination of new financing transactions. Prior to joining us, Ms. Olmstead was executive vice president of institutional ventures for Redbricks.com, an Internet start-up focused on the commercial real estate market. Previously, Ms. Olmstead was a partner at Arthur Andersen where she founded and ran the real estate capital markets (RECM) group for the western region. The RECM group executed private equity and debt placements, portfolio and company sales, REIT IPO advisory and M&A transactions in excess of $4.7 billion. Ms. Olmstead is a graduate of SUNY at Buffalo with a B.A. in English. She is a member of Urban Land Institute and National Association of Industrial and Office Park Owners, Fisher Center For Real Estate and Urban Economics Policy Advisory Board, Lambda Alpha and Mortgage Bankers Association.

        Andrew C. Richardson has served as Executive Vice President—Capital Markets of iStar Financial since January 2003. Prior to that, he was Senior Vice President—Capital Markets since March 2000. He joined iStar Financial from Salomon Smith Barney, where he was a vice president in the global real estate and lodging investment banking group, providing merger and acquisition advisory services and raising debt and equity capital for public and private real estate companies. Mr. Richardson's experience at Salomon Smith Barney also included working in its mergers and acquisitions group, advising clients in a wide range of industries. Prior to joining Salomon Smith Barney, Mr. Richardson worked for Ernst & Young and was a certified public accountant. Mr. Richardson holds an M.B.A. from the University of Chicago, and a B.B.A. in accountancy from the University of Notre Dame.

        Jeffrey N. Brown has served as Senior Vice President—Risk Management of iStar Financial since October 2000. Prior to that, he was Vice President—Risk Management since November 1999. Previously, he served as a vice president at TriNet. Mr. Brown is responsible for our East Region corporate tenant lease assets, including lease negotiations, corporate-level customer relations, lease compliance, portfolio-level analysis and reporting and market research activities. Mr. Brown's prior professional experience includes director of property management for Insignia Commercial Group (San Francisco), regional director (West Coast) with PM Realty Group and various project/property management positions with Eastover Corporation. Mr. Brown holds a B.S. degree from Millsaps College, Jackson, Mississippi.

        James D. Burns    joined iStar Financial's New York office as Senior Vice President and Treasurer in July 2003. Prior to joining iStar Financial, he was Vice President and Global Treasurer at Cantor Fitzgerald where he was responsible for all treasury functions and the management of the department's New York and London locations. Mr. Burns has also served as Treasurer of the Asia-Pacific and Americas regions for Morgan Stanley and Global Head of Cash Management for PepsiCo. Inc. Mr. Burns has 20 years of experience in treasury and finance. He received his M.B.A in Finance from Columbia University's Graduate School of Business and his A.B. in Economics from Harvard College.

        Chase S. Curtis, Jr.    has served as a Senior Vice President—Credit of iStar Financial since June 2001, and is responsible for coordinating the initial and on-going underwriting of corporate credit, with a particular emphasis on corporate tenant risk assessment. He joined iStar Financial from Bank of America following a 16-year career in credit risk management and structured corporate finance. Immediately prior to joining iStar Financial, he was senior vice president and chief credit officer of

Bank of America Commercial Finance responsible for its credit approvals, risk policy and risk process controls. Prior to that, he spent three years in Hong Kong as an executive credit risk review officer overseeing portfolio and transactional risk assessments across Asia. Mr. Curtis holds an M.S. from the University of Arizona and he received a B.S. degree (with high honors) from Bates College. He is a Chartered Financial Analyst.

        Geoffrey M. Dugan has served as Secretary since June 2003, Senior Vice President of iStar Financial since January 2000 and Assistant General Counsel since November 1999. Previously, he served as vice president, administration and general counsel of TriNet, and in that capacity was responsible for corporate and securities laws compliance matters, corporate governance matters, and legal issues associated with administrative, human resources and employee benefit functions, including the oversight of outside legal counsel. Prior to joining iStar Financial, Mr. Dugan was in private law practice for over 20 years, where his practice emphasized corporate finance, securities and commercial transactions for real estate investment trusts and other business entities. Mr. Dugan received a J.D. from Georgetown University Law Center and a B.A. from Harvard College. Mr. Dugan is a Member of the New York Bar and the State Bar of California.

        John F. Kubicko has served as Senior Vice President—Risk Management of iStar Financial since January 2002, and prior to that served as Vice President—Risk Management since April 1998. Mr. Kubicko has over 14 years of experience in real estate investment and finance, asset management and lending. Prior to joining iStar Financial, he was a senior associate at Greystone Realty, where he was responsible for managing a portfolio of debt investments. Previously, Mr. Kubicko was a loan officer at Shawmut Bank. Mr. Kubicko received a B.S. from Sacred Heart University.

        Elizabeth B. Smith has served as Senior Vice President—Risk Management of iStar Financial since August 1999. Ms. Smith manages our Dallas office and is directly responsible for our Central Region corporate tenant lease assets. Prior to joining iStar Financial, Ms. Smith was a vice president for MBL Life Assurance Corporation, managing the rehabilitation and disposition of a $3 billion debt and equity portfolio located throughout the United States. Previously, Ms. Smith worked at J.E. Robert Companies, Inc., and for Sunbelt Savings, FSB, specializing in debt and equity portfolio management. Ms. Smith holds a B.B.A. degree from the University of Mississippi in Oxford, Mississippi.

        Colette J. Tretola has served as Senior Vice President and Controller of iStar Financial since January 2003. Prior to that, she was Vice President and Controller since January 1999. Mrs. Tretola is responsible for the oversight of all accounting functions, financial reporting and budgeting. Prior to joining iStar Financial, she was a senior accountant at Starwood Capital Group, where she was responsible for the accounting and financial reporting for the firm's two largest investment funds. Previously, Mrs. Tretola worked for Copley Real Estate Advisors, where she was responsible for the accounting of four public real estate limited partnerships. She received a B.S. degree in Business Administration from Boston University.

Non-Employee Directors

        The following table sets forth the names and current affiliations of our non-employee directors:

Name	Affiliation
Willis Andersen, Jr.	Real estate industry consultant
Robert W. Holman, Jr.	National Warehouse Investment Co.—Chairman and Chief Executive Officer
Robin Josephs	Ropasada, LLC—Managing Director
John G. McDonald	Stanford University—IBJ Professor of Finance in the Graduate School of Business
George R. Puskar	Lend Lease Real Estate Investments—Former Chairman of the Board
Jeffrey A. Weber	William A.M. Burden & Co., L.P.—President and Chief Executive Officer

DESCRIPTION OF OTHER INDEBTEDNESS

        The table below reflects our debt obligations under various arrangements with financial institutions as of March 31, 2004. All of the indebtedness shown below which has not subsequently been repaid is non-recourse to iStar Financial, the parent company; except that, iStar Financial is the co-borrower under the unsecured revolving credit facility shown below; iStar Financial is the issuer of the 8.75%, 7.0%, 6.50%, 6.0%, 5.70%, 5.125%, 4.875% and senior floating rate unsecured notes shown below; and iStar Financial has provided limited guarantees of certain subsidiary borrowings. Specifically, iStar Financial is a guarantor of a $48 million subsidiary term loan due July 2008, a guarantor of a $181.3 million subsidiary financing due 2006 and a guarantor of borrowings under secured revolving credit facilities as follows: (1) up to $30 million under the $700 million secured facility due January 2007; (2) up to 10% of outstanding borrowings under each of the $500 million secured facilities due August and September, 2005; and (3) up to a 15% of outstanding borrowings under the $250 million secured credit facility due March 2005. In addition, iStar Financial provides guarantees under non-recourse subsidiary borrowings for customary carve-out matters such as fraud, misappropriation and voluntary bankruptcy proceedings. In May 2004 we issued an additional $25 million of senior floating rate notes due 2007. See "Offering Memorandum Summary—Recent Developments." On April 19, 2004, we completed a new $850.0 million unsecured revolving credit facility. The new facility has a three-year initial term with a one-year extension at our option. The facility bears interest, based upon our current credit ratings, at a rate of LIBOR plus 1.00% and has a 0.25% annual facility fee. This new credit facility replaced our $300.0 million unsecured credit facility that was due to mature in July 2004.

        We are subject to a number of covenants in our borrowing arrangements. These covenants are both financial and non-financial in nature. Significant financial covenants include limitations on our ability to incur indebtedness beyond specified levels, restrictions on our ability to incur liens on assets and limitations on the amount and type of restricted payments, such as repurchases of our own equity securities, that we may make. Significant non-financial covenants include a requirement in our publicly-held debt securities that we offer to repurchase those securities at a premium if we undergo a change of control.

		Carrying Value as of
	Maximum Amount Available	March 31, 2004	December 31, 2003	Stated Interest Rates(1)	Scheduled Maturity Date
Secured revolving credit facilities:
Line of credit(2)	$250,000	$—	$88,640	LIBOR + 1.50% — 2.05%	March 2005
Line of credit	700,000	148,531	310,364	LIBOR + 1.40% — 2.15%	January 2007(3)
Line of credit	500,000	206,598	117,211	LIBOR + 1.75% — 2.25%	August 2005(3)
Line of credit	500,000	175,728	180,376	LIBOR + 1.50% — 2.25%	September 2005
Unsecured revolving credit facilities:
Line of credit	300,000	—	130,000	LIBOR + 2.125%	July 2004

Total revolving credit facilities	$2,250,000	$530,857	$826,591

Secured term loans:
Secured by corporate tenant lease assets		—	193,000	LIBOR + 1.85%	July 2006(4)
Secured by corporate tenant lease assets		139,471	140,440	7.44%	March 2009
Secured by corporate tenant lease assets		135,000	135,000	LIBOR + 1.75%	October 2008
Secured by corporate tenant lease assets		41,440	—	7.19% and 7.22%	January 2018 and December 2026

Secured by corporate tenant lease assets	24,000	—	LIBOR + 1.25%	November 2004
Secured by corporate tenant lease assets	92,296	92,876	6.00% — 11.38%	Various through 2022
Secured by corporate bond investments(5)	181,282	—	LIBOR + 1.05% — 1.50%	January 2006
Secured by corporate lending investments	77,628	77,938	6.55%	November 2005
Secured by corporate lending investments	60,699	60,874	6.41%	January 2013
Secured by corporate lending investments	—	60,000	LIBOR + 2.50%	June 2004(6)
Secured by corporate lending investments	48,000	48,000	LIBOR + 2.125%	July 2008

Total term loans	799,816	808,128
Less: debt premium/(discount)	6,090	(128)

Total secured term loans	805,906	808,000
iStar Asset Receivables secured notes:
STARs Series 2002-1:
Class A1	33,484	40,011	LIBOR + 0.26%	June 2004(7)
Class A2	381,296	381,296	LIBOR + 0.38%	December 2009(7)
Class B	39,955	39,955	LIBOR + 0.65%	April 2011(7)
Class C	26,637	26,637	LIBOR + 0.75%	May 2011(7)
Class D	21,310	21,310	LIBOR + 0.85%	January 2012(7)
Class E	42,619	42,619	LIBOR + 1.235%	January 2012(7)
Class F	26,637	26,637	LIBOR + 1.335%	January 2012(7)
Class G	21,309	21,309	LIBOR + 1.435%	January 2012(7)
Class H	26,637	26,637	6.35%	January 2012(7)
Class J	26,637	26,637	6.35%	May 2012(7)
Class K	26,637	26,637	6.35%	May 2012(7)

Total STARs Series 2002-1	673,158	679,685
Less: debt discount	(3,993)	(4,090)

STARs Series 2003-1:
Class A1	208,467	235,808	LIBOR + 0.25%	October 28, 2005(8)
Class A2	225,227	248,206	LIBOR + 0.35%	August 28, 2010 (8)
Class B	16,744	18,452	LIBOR + 0.55%	July 28, 2011(8)
Class C	18,418	20,297	LIBOR + 0.65%	April 28, 2012(8)
Class D	11,720	12,916	LIBOR + 0.75%	October 28, 2012(8)
Class E	13,395	14,762	LIBOR + 1.05%	May 28, 2013(8)
Class F	13,395	14,762	LIBOR + 1.10%	June 28, 2013(8)
Class G	11,720	12,916	LIBOR + 1.25%	June 28, 2013(8)
Class H	11,721	12,916	4.97%	June 28, 2013(8)
Class J	13,394	14,761	5.07%	June 28, 2013(8)
Class K	23,441	25,833	5.56%	June 28, 2013(8)

Total STARS Series 2003-1	567,642	631,629

Total iStar Asset Receivables secured notes	1,236,807	1,307,224
Unsecured notes:
LIBOR + 1.25% Senior Notes(9)	175,000	—	LIBOR + 1.25%	March 2007
4.875% Senior Notes(10)	350,000	—	4.875%	January 2009
5.125% Senior Notes(11)	250,000	—	5.125%	April 2011
5.70% Senior Notes(12)	250,000	—	5.70%	March 2014
6.00% Senior Notes	350,000	350,000	6.10%	December 2010
6.50% Senior Notes	150,000	150,000	6.60%	December 2013
7.00% Senior Notes	185,000	185,000	7.00%	March 2008

7.70% Notes(13)(14)	100,000	100,000	7.70%	July 2017
7.95% Notes(13)(14)	50,000	50,000	7.95%	May 2006
8.75% Notes(15)	240,000	350,000	8.75%	August 2008

Total unsecured notes	2,100,000	1,185,000
Less: debt discount	(63,478)	(47,921)
Plus: impact of pay-floating swap agreements(16)	20,351	690

Total unsecured notes	2,056,873	1,137,769
Other debt obligations	—	34,148	Various	Various

Total debt obligations	$4,630,443	$4,113,732

Explanatory Notes:

(1)
Substantially all variable-rate debt obligations are based on 30-day LIBOR and reprice monthly. The 30-day LIBOR rate on March 31, 2004 was 1.09%.

(2)
On March 12, 2004, this secured facility was amended to reduce the maximum amount available to $250.0 million, to shorten the maturity to March 2005 and to reduce the stated interest rate on first mortgages and CTL assets to LIBOR + 1.50% and on subordinate and mezzanine lending investments to LIBOR + 2.05%.

(3)
Maturity date reflects a one-year "term-out" extension at our option.

(4)
On March 10, 2004, we repaid this $193.0 million term loan financing secured by 15 CTL assets with an original maturity of July 2004.

(5)
On January 13, 2004, we closed $200.0 million of term financing with a leading financial institution that is secured by certain corporate bond investments and other lending securities, of which $181.3 was outstanding at March 31, 2004. A number of these investments were previously financed under existing credit facilities. The new facility bears interest at LIBOR + 1.05%-1.50% and has a final maturity date of January 2006.

(6)
On January 9, 2004, we repaid this term loan that had a final maturity of June 2004.

(7)
Principal payments on these bonds are a function of the principal repayments on loan or CTL assets which collateralize these obligations. The dates indicated above represent the expected date on which the final payment would occur for such class based on the assumptions that the loans which collateralize the obligations are not voluntarily prepaid, the loans are paid on their effective maturity dates and no extensions of the effective maturity dates of any of the loans are granted. The final maturity date for the underlying indenture on class A1 is May 28, 2017 and the final maturity date for classes A2, B, C, D, E, F, G, H, J and K is May 28, 2020.

(8)
Principal payments on these bonds are a function of the principal repayments on loan or CTL assets which collateralize these obligations. The dates indicated above represent the expected date on which the final payment would occur for such class based on the assumptions that the loans which collateralize the obligations are not voluntarily prepaid, the loans are paid on their effective maturity dates and no extensions of the effective maturity dates of any of the loans are granted. The final maturity date for the underlying indenture is August 28, 2022.

(9)
On March 12, 2004, we issued $175.0 million of Senior Floating Rate Notes due 2007. The Notes will bear interest at three-month LIBOR + 1.25%.

(10)
On January 23, 2004, we issued $350.0 million of 4.875% Senior Notes due 2009. The Notes were sold at 99.89% of their principal amount to yield 4.90%. The Notes are our unsecured senior obligations.

(11)
On March 30, 2004, we issued $250.0 million of 5.125% Senior Notes due 2011. The Notes were sold at 99.825% of their principal amount to yield 5.155%. The Notes are our unsecured senior obligations.

(12)
On March 9, 2004, we issued $250.0 million of 5.70% Senior Notes due 2014. The Notes were sold at 99.66% of their principal amount to yield 5.75%. The Notes are our unsecured senior obligations.

(13)
The Notes are callable by us at any time for an amount equal to the total of principal outstanding, accrued interest and the applicable make-whole prepayment premium.

(14)
These obligations were assumed as part of the acquisition of TriNet. As part of the accounting for the purchase, these fixed-rate obligations were considered to have stated interest rates which were below the then-prevailing market rates at which the Leasing Subsidiary could issue new debt obligations and, accordingly, we ascribed a market discount to each obligation. Such discounts are amortized as an adjustment to interest expense using the effective interest method over the related term of the obligations. As adjusted, the effective annual interest rates on these obligations were 9.51% and 9.04% for the 7.70% Notes and 7.95% Notes, respectively.

(15)
On March 29, 2004, we redeemed approximately $110.0 million aggregate principal amount of these Senior Notes due 2008 at a price of 108.75% of their principal amount plus accrued interest to the redemption date.

(16)
On January 23, 2004, we entered into four pay-floating interest rate swaps struck at 3.678%, 3.713%, 3.686% and 3.684% with notional amounts of $105.0 million, $100.0 million, $100.0 million and $45.0 million, respectively, and maturing on January 15, 2009. On December 19, 2003, we entered into three pay-floating interest rate swaps struck at 4.381%, 4.345% and 4.29% in the notional amounts of $200.0 million, $100.0 million and $50.0 million, respectively. On November 27, 2002, we entered into two pay-floating interest rate swaps struck at 3.8775% and 3.81% in the notional amounts of $100.0 million and $50.0 million, respectively. These swaps are intended to mitigate the risk of changes in the fair value of $350.0 million of five-year Senior Notes, $350.0 million of 7-year Senior Notes and $150.0 million of 10-year Senior Notes, respectively, attributable to changes in LIBOR. For accounting purposes, quarterly we adjust the value of the swap to its fair value and adjusts the carrying amount of the hedged liability by an offsetting amount.

DESCRIPTION OF SERIES B NOTES

        We issued the Series A Notes, and will issue the Series B Notes, under an Indenture (the "Indenture") dated March 9, 2004, between us and U.S. Bank Trust National Association, as trustee (the "Trustee"). The form and terms of the Series B Notes will be identical in all material respects with the form and terms of the Series A Notes, except that (1) the Series B Notes will have been registered under the Securities Act and, therefore, will not bear legends describing restrictions on transferring them, and (2) holders of Series B Notes will not be, and upon the consummation of the exchange offer, holders of Series A Notes will no longer be, entitled to certain rights under the registration rights agreement intended for the holders of unregistered securities. We have summarized in this section the principal terms of the Notes and the Indenture under which they were issued. This summary is not complete. You should read the Indenture and the Series B Notes for additional information before you decide to invest in the Series B Notes because they, and not this description, define your rights as holders of the Series B Notes. You may request copies of these documents at our address shown under the caption "Incorporation of Certain Documents by Reference" on page 92 of this prospectus. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). Any Series A Notes that remain outstanding after the completion of the exchange offer, together with the Series B Notes, will be treated as a single class of securities under the Indenture. Capitalized terms used but not defined in this section have the meanings specified in the Indenture. For purposes of this "Description of the Series B Notes," "iStar," "we," "our" or "us" refers to iStar Financial Inc. and does not include our subsidiaries.

        The Notes will be unsecured obligations of the Company, ranking pari passu in right of payment with all other senior unsecured obligations of the Company.

        The Company will issue the Notes in fully registered form in denominations of $1,000 and integral multiples thereof. The Trustee will initially act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to holders of the Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders.

Principal, Maturity and Interest

        The Notes are a series of securities issued under the Indenture. The Indenture permits the Company to "reopen" this series without the consent of the Holders, and issue additional Notes at any time on the same terms and conditions and with the same CUSIP number as the Notes being issued in this offering. The Notes will mature on March 1, 2014. Interest on the Notes will accrue at the rate of 5.70% per annum and will be payable semiannually in cash on each March 1 and September 1, commencing on September 1, 2004 to the persons who are registered Holders at the close of business on the February 15 and August 15 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.

        The Notes will not be entitled to the benefit of any mandatory sinking fund.

Redemption

        At any time on or prior to March 1, 2014, the Notes may be redeemed or purchased in whole but not in part at the Company's option at a price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to the date of the redemption or purchase (the "Redemption Date") (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption or purchase may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the Redemption Date.

        "Applicable Premium" means, with respect to a Note at any Redemption Date, the greater of: (1) 1.0% of the principal amount of such Note; and (2) the excess of (a) the present value at such Redemption Date of (i) the principal amount of such Note on March 1, 2014 plus (ii) all required remaining scheduled interest payments due on such Note through March 1, 2014, computed using a discount rate equal to the Treasury Rate plus 50 basis points; over (b) the principal amount of such Note on such Redemption Date. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

        "Treasury Rate" means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to March 1, 2014 provided, however, that if the period from such Redemption Date to March 1, 2014 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Redemption Date to March 1, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Change of Control

        Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

        Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

        If a Change of Control Offer is made, we cannot assure you that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, we cannot assure you that the Company would be able to obtain such financing.

        Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Subsidiaries to incur additional Indebtedness, to grant liens on its property and to make Restricted Payments may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and we cannot assure you that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

Certain Covenants

        The Indenture will contain, among others, the following covenants; provided that the Indenture will provide that the "Limitation on Liens," "Limitation on Restricted Payments," "Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries," "Limitation on Preferred Stock of Subsidiaries," "Limitation of Guarantees by Subsidiaries," "Conduct of Business" and "Limitations on Transactions with Affiliates" covenants will not be applicable in the event, and only for so long as, the Notes are rated Investment Grade and no Default or Event of Default has occurred and is continuing.

        Limitation on Incurrence of Additional Indebtedness.    The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (including, without limitation, Acquired Indebtedness) other than Permitted Indebtedness.

        Notwithstanding the foregoing, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness), in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof:

  •
  the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 1.50 to 1.0;

  •
  the ratio of the aggregate amount of Indebtedness outstanding on a consolidated basis to our Consolidated Net Worth is less than 5.0 to 1.0; and

  •
  the ratio of the aggregate amount of Senior Recourse Indebtedness outstanding on a consolidated basis to the sum of: (1) our Consolidated Net Worth; and (2) the aggregate amount of the Subordinated Indebtedness outstanding on a consolidated basis is less than 5.0 to 1.0; provided, however, that the aggregate principal amount of such Subordinated Indebtedness is not in excess of our Consolidated Net Worth.

        Notwithstanding the foregoing, the Company will not permit TriNet Corporate Realty Trust, Inc. ("TriNet") or any of its Subsidiaries to incur Indebtedness (as defined in the indenture governing TriNet's outstanding publicly held debt securities on the Measurement Date) if, immediately after giving effect to the incurrence of such Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of TriNet and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 55% of the sum of (without duplication): (1) the Total Assets (as defined in the indenture governing TriNet's outstanding publicly-held debt securities on the Measurement Date) of TriNet and its Subsidiaries as of the end of the calendar quarter covered in TriNet's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness; and (2) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by TriNet or any Subsidiary of TriNet since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness. The above limitation shall terminate immediately upon TriNet ceasing to exist as a Subsidiary of the Company as a result of a merger or consolidation of TriNet with the Company or the sale, transfer, disposition or distribution of all or substantially all of TriNet's assets to the Company.

        Limitation on Restricted Payments.    The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock;

  (2)
  purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock; or

  (3)
  make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes if at the time of such action (each, a "Restricted Payment") or immediately after giving effect thereto,

  (i)
  a Default or an Event of Default shall have occurred and be continuing; or

  (ii)
  the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

  (iii)
  the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Measurement Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of:

  (w)
  95% of the cumulative Consolidated Adjusted Earnings (or if cumulative Consolidated Adjusted Earnings shall be a loss, minus 100% of such loss) of the Company earned subsequent to June 30, 2001 and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

  (x)
  100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Measurement Date and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus

  (y)
  without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock.

        The foregoing provisions do not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

  (2)
  if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

  (3)
  if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (a) shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness;

  (4)
  so long as no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Common Stock of the Company from employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed $500,000 in any calendar year;

  (5)
  the declaration or payment by the Company of any dividend or distribution that is necessary to maintain its status as a REIT under the Code if:

  (a)
  the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0; and

  (b)
  no Default or Event of Default shall have occurred and be continuing;

  (6)
  the payment of any dividend on Preferred Stock of the Company; and

  (7)
  Restricted Payments in an amount not to exceed $75.0 million.

        In determining the aggregate amount of Restricted Payments made subsequent to the Measurement Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2) (ii), 3 (ii) (a), (4), (5) and (7) shall be included in such calculation.

        Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.    The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Company to:

  (1)
  pay dividends or make any other distributions on or in respect of its Capital Stock;

  (2)
  make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Subsidiary of the Company; or

  (3)
  transfer any of its property or assets to the Company or any other Subsidiary of the Company,

except for such encumbrances or restrictions existing under or by reason of:

    (a)
    applicable law;

    (b)
    the Indenture;

    (c)
    customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Subsidiary of the Company;

    (d)
    any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

    (e)
    agreements existing on the Measurement Date to the extent and in the manner such agreements are in effect on the Measurement Date;

    (f)
    provisions of any agreement governing Indebtedness incurred in accordance with the Indenture that impose such encumbrances or restrictions upon the occurrence of a default or failure to meet financial covenants or conditions under the agreement;

    (g)
    restrictions on the transfer of assets (other than cash) held in a Subsidiary of the Company imposed under any agreement governing Indebtedness incurred in accordance with the Indenture;

    (h)
    provisions of any agreement governing Indebtedness incurred in accordance with the Indenture that require a Subsidiary to service its debt obligations before making dividends, distributions or advancements in respect of its Capital Stock;

    (i)
    an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d) or (e) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are not materially less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d) or (e).

        Limitation on Preferred Stock of Subsidiaries.    The Company will not permit any of its Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Subsidiary of the Company) to own any Preferred Stock of any Subsidiary of the Company, other than Preferred Stock outstanding on the Measurement Date of Subsidiaries formed to facilitate maintaining the Company's REIT status.

        Limitation on Liens.    The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind on the assets of the Company securing Indebtedness of the Company unless:

  (1)
  in the case of Liens securing Indebtedness of the Company that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

  (2)
  in all other cases, the Notes are equally and ratably secured except for:

  (a)
  Liens existing as of the Measurement Date to the extent and in the manner such Liens are in effect on the Measurement Date;

  (b)
  Liens securing the Notes;

  (c)
  Liens securing Refinancing Indebtedness that is incurred to Refinance any Indebtedness that has been secured by a Lien permitted under the Indenture and that has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens: (i) are no less favorable to the Holders than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company not securing the Indebtedness so Refinanced; and

  (d)
  Permitted Liens.

        Maintenance of Total Unencumbered Assets.    The Company and its Subsidiaries will maintain Total Unencumbered Assets of not less than 125% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Company and its Subsidiaries, in each case on a consolidated basis.

        Merger, Consolidation and Sale of Assets.    The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

  (1)
  either:

  (a)
  the Company shall be the surviving or continuing corporation; or

  (b)
  the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Subsidiaries substantially as an entirety (the "Surviving Entity"):

  (i)
  shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

  (ii)
  shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of the Company to be performed or observed;

  (2)
  immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be: (a) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; and (b) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "—Limitation on Incurrence of Additional Indebtedness" covenant; provided, however, that this clause (2) shall not apply in the event of a transaction between the Company and TriNet;

  (3)
  immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

  (4)
  the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        The Indenture will provide that upon any consolidation or merger or any transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

        Limitations on Transactions with Affiliates.    The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than: (1) Affiliate Transactions permitted as described below; and (2) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Subsidiary.

        All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $5.0 million shall be approved by the Board of Directors of the Company or such Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10.0 million, the Company or such Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

        The restrictions set forth in the first paragraph of this covenant shall not apply to:

  (1)
  reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management;

  (2)
  transactions exclusively between or among the Company and any of its Subsidiaries or exclusively between or among such Subsidiaries in the ordinary course of business, provided such transactions are not otherwise prohibited by the Indenture;

  (3)
  transactions between the Company or one of its Subsidiaries and any Person in which the Company or one of its Subsidiaries has made an Investment in the ordinary course of the Company's real estate lending business and such Person is an Affiliate solely because of such Investment;

  (4)
  transactions between the Company or one of its Subsidiaries and any Person in which the Company or one of its Subsidiaries holds an interest as a joint venture partner and such Person is an Affiliate solely because of such interest;

  (5)
  any agreement as in effect as of the Measurement Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Measurement Date; and

  (6)
  Restricted Payments permitted by the Indenture.

        Limitation of Guarantees by Subsidiaries.    The Company will not permit any of its Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company, unless, in any such case:

  (1)
  such Subsidiary executes and delivers a supplemental indenture to the Indenture, providing a guarantee of payment of the Notes by such Subsidiary; and

  (2)
  if such assumption, guarantee or other liability of such Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the Notes, the guarantee or other instrument provided by such Subsidiary in respect of such subordinated Indebtedness shall be subordinated to the Guarantee pursuant to subordination provisions no less favorable to the Holders of the Notes than those contained in the Indenture.

        Notwithstanding the foregoing, any such Guarantee by a Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:

  (1)
  the unconditional release of such Subsidiary from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to the preceding paragraph; or

  (2)
  any sale or other disposition (by merger or otherwise to any Person that is not a Subsidiary of the Company of all of the Company's Capital Stock in, or all or substantially all of the assets of, such Subsidiary; provided that: (a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture; and (b) such assumption, guarantee or other liability of such Subsidiary has been released by the holders of the other Indebtedness so guaranteed.

        Conduct of Business.    The Company and its Subsidiaries will engage primarily in the financing and real-estate related businesses contemplated by Article III(b) of the Company's Amended and Restated Charter as in effect on the Measurement Date and other activities related to or arising out of those activities.

        Reports to Holders.    Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish the Holders of Notes:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Subsidiaries) and, with respect to the annual information only, a report thereon by the Company's certified independent accounts; and

  (2)
  all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

        In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

        The following events are defined in the Indenture as "Events of Default":

  (1)
  the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

  (2)
  the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer);

  (3)
  a default in the observance or performance of any other covenant or agreement contained in the Indenture and such default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

  (4)
  the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $20.0 million or more at any time;

  (5)
  one or more judgments in an aggregate amount in excess of $20.0 million shall have been rendered against the Company or any of its Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable (other than any judgments as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such judgments in writing); or

  (6)
  certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries.

        If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable.

        If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

  (1)
  if the rescission would not conflict with any judgment or decree;

  (2)
  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

  (3)
  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

  (4)
  if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

  (5)
  in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

        Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

  (1)
  the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

  (2)
  the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

  (3)
  the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events

(not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof;

  (2)
  in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

  (a)
  the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

  (b)
  since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  (5)
  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

  (6)
  the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

  (7)
  the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

  (8)
  the Company shall have delivered to the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

  (9)
  certain other customary conditions precedent are satisfied.

        Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

  (1)
  either:

  (a)
  all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

  (b)
  all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity;

  (2)
  the Company has paid all other sums payable under the Indenture by the Company; and

  (3)
  the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

        From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

  (1)
  reduce the amount of Notes whose Holders must consent to an amendment;

  (2)
  reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

  (3)
  reduce the principal of or change or have the effect of changing the fixed maturity of any Notes;

  (4)
  make any Notes payable in money other than that stated in the Notes;

  (5)
  make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

  (6)
  after the Company's obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or, after such Change of Control has occurred, modify any of the provisions or definitions with respect thereto; or

  (7)
  modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes in a manner which adversely affects the Holders.

Governing Law

        The Indenture will provide that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

        The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

        The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Company or such acquisition, merger or consolidation.

        "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

        "Asset Acquisition" means: (1) an Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company or any Subsidiary of the Company, or shall be merged with or into the Company or any Subsidiary of the Company; or (2) the acquisition by the Company or any Subsidiary of the Company of the assets of any Person (other than a Subsidiary of the Company) that constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by us or any of our Subsidiaries (including any sale and leaseback transaction) to any Person other than us or our Wholly Owned Subsidiaries of:

  (1)
  any Capital Stock of any of our Subsidiaries; or

  (2)
  any of our or our Subsidiaries' other property or assets other than sales of loan-related assets made in the ordinary course of the Company's real estate lending business and other asset sales made in the ordinary course of the Company's business.

        "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

        "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Capital Stock" means:

  (1)
  with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

  (2)
  with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

        "Cash Equivalents" means:

  (1)
  marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

  (2)
  marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's");

  (3)
  commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

  (4)
  certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

  (5)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

  (6)
  investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

        "Change of Control" means the occurrence of one or more of the following events:

  (1)
  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) other than to the Permitted Holders;

  (2)
  the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

  (3)
  any Person or Group (other than the Permitted Holders) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; provided, however, that no Change of Control shall be deemed to have occurred as a result of the sale or transfer by the Permitted Holders of shares of Capital Stock of the Company representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company to a Person or Group, whether in one transaction or a series of related transactions, that has an investment grade senior unsecured credit rating from both of Moody's and S&P and the Company's senior unsecured ratings from Moody's and S&P are the same or better immediately following such sale or transfer as before such sale or transfer; or

  (4)
  the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

        "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Measurement Date or issued after the Measurement Date, and includes, without limitation, all series and classes of such common stock.

        "Consolidated Adjusted Earnings" with respect to any Person, for any period, means the Consolidated Net Income, less dividend payments on Preferred Stock, plus depreciation and amortization (including the Company's share of joint venture depreciation and amortization).

        "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

  (1)
  Consolidated Net Income; and

  (2)
  to the extent Consolidated Net Income has been reduced thereby:

  (a)
  all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary gains or losses and direct impairment charges or the reversal of such charges on the Company's assets);

  (b)
  Consolidated Interest Expense; and

    (c)
    depreciation and amortization;

all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

  (1)
  the incurrence or repayment of any Indebtedness of such Person or any of its Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

  (2)
  any asset sales or other dispositions or any asset originations, asset purchases, Investments and Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are originated or purchased, the Investments that are made and the assets that are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or asset origination, asset purchase, Investment or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

        "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

  (1)
  Consolidated Interest Expense; plus

  (2)
  the amount of all dividend payments on any series of Preferred Stock of such Person and, to the extent permitted under the Indenture, its Subsidiaries (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

  (1)
  the aggregate of the interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

  (2)
  to the extent not already included in clause (1), the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries before the payment of dividends on Preferred Stock for such period on a consolidated basis, determined in accordance with GAAP; providedthat there shall be excluded therefrom:

  (1)
  after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto (including gains and losses from the sale of corporate tenant lease assets);

  (2)
  after-tax items classified as extraordinary gains or losses and direct impairment charges or the reversal of such charges on the Company's assets;

  (3)
  the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Subsidiary of the referent Person;

  (4)
  the net income (but not loss) of any Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by a contract, operation of law or otherwise, except for such restrictions permitted by clauses (f), (g) and (h) of the "Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries" covenant, whether such permitted restrictions exist on the Measurement Date or are created thereafter;

  (5)
  the net income or loss of any other Person, other than a Consolidated Subsidiary of the referent Person, except:

  (a)
  to the extent (in the case of net income) of cash dividends or distributions paid to the referent Person, or to a Wholly Owned Subsidiary of the referent Person (other than a Subsidiary described in clause (4) above), by such other Person; or

  (b)
  that the referent Person's share of any net income or loss of such other Person under the equity method of accounting for Affiliates shall not be excluded;

  (6)
  any restoration to income of any contingency reserve of an extraordinary, nonrecurring or unusual nature, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Measurement Date;

  (7)
  income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued, but not including revenues, expenses, gains and losses relating to real estate properties sold or held for sale, even if they were classified as attributable to discontinued operations under the provisions of SFAS No. 144); and

  (8)
  in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

        "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, as of the end of the last completed fiscal quarter ending on or prior to the date of the transaction giving rise to the need to calculate Consolidated Net Worth determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person and interests in such Person's Consolidated Subsidiaries not owned, directly or indirectly, by such Person.

        "Consolidated Subsidiary" means, with respect to any Person, a Subsidiary of such Person, the financial statements of which are consolidated with the financial statements of such Person in accordance with GAAP.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Subsidiary of the Company against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Capital Stock" means that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the Notes.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "Existing Credit Agreements" mean: (1) the Credit Agreement dated as of July 26, 2001, between the Company, the lenders party thereto in their capacities as lenders thereunder and Bank of America, N.A., as agent; (2) the Amended and Restated Credit Agreement dated as of December 28, 2000 between SFI II, Inc. and Greenwich Capital Markets, Inc., as lender; (3) the credit facility between Deutsche Bank AG, New York Branch, and iStar DB Seller LLC, dated as of January 11, 2001; (4) the credit facility, dated as of August 12, 1998, between Lehman Brothers Holdings, Inc. and SFT Whole Loan A, Inc.; and (5) the Master Repurchase Agreement dated September 30, 2002 between Goldman Sachs Mortgage Company and iStar Finance Sub V LLC in each case, together with the related documents thereto (including, without limitation, any security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the "Limitation on Incurrence of Additional Indebtedness" covenant above) or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Measurement Date. For the avoidance of doubt, revenues, expenses, gains and losses that are included in results of discontinued operations because of the application of SFAS No. 144 will be treated as revenues, expenses, gains and losses from continuing operations.

        "Guarantor" means: each of the Company's Subsidiaries that in the future executes a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

        "Indebtedness" means with respect to any Person, without duplication:

  (1)
  all Obligations of such Person for borrowed money;

  (2)
  all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (3)
  all Capitalized Lease Obligations of such Person;

  (4)
  all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

  (5)
  all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

  (6)
  guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

  (7)
  all Obligations of any other Person of the type referred to in clauses (1) through (6) above which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the Obligation so secured;

  (8)
  all Obligations under Currency Agreements and Interest Swap Obligations of such Person; and

  (9)
  all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

        "Independent Financial Advisor" means a firm: (1) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) that, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee), or corporate tenant lease to or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences or Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by us and our Subsidiaries on commercially reasonable terms in accordance with our or our Subsidiaries' normal trade practices, as the case may be.

        "Investment Grade" means a rating of the Notes by both S&P and Moody's, each such rating being one of such agency's four highest generic rating categories that signifies investment grade (i.e. BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody's); provided, in each case, such ratings are publicly available; provided, further, that in the event Moody's or S&P is no longer in existence for purposes of determining whether the Notes are rated "Investment Grade," such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by the Company, notice of which shall be given to the Trustee.

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

        "Measurement Date" means August 16, 2001.

        "Non-Recourse Indebtedness" means any of our or any of our Subsidiaries' Indebtedness that is:

  (1)
  specifically advanced to finance the acquisition of investment assets and secured only by the assets to which such Indebtedness relates without recourse to the Company or any of its Subsidiaries (other than subject to such customary carve-out matters for which the Company or its Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of the Company for GAAP purposes);

  (2)
  advanced to any of our Subsidiaries or group of our Subsidiaries formed for the sole purpose of acquiring or holding investment assets against, which a loan is obtained that is made without recourse to, and with no cross-collateralization against our or any of the Company's Subsidiaries' other assets (other than subject to such customary carve-out matters for which the Company or its Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of the Company for GAAP purposes) and upon complete or partial liquidation of which the loan must be correspondingly completely or partially repaid, as the case may be; or

  (3)
  specifically advanced to finance the acquisition of real property and secured by only the real property to which such Indebtedness relates without recourse to the Company or any of its Subsidiaries (other than subject to such customary carve-out matters for which the Company or its Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of the Company for GAAP purposes).

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Holder(s)" means SOFI-IV SMT Holdings, L.L.C., Starwood Capital Group, L.L.C. and each of their respective Affiliates.

        "Permitted Indebtedness" means, without duplication, each of the following:

  (1)
  Indebtedness under: (a) the Notes issued on March 9, 2004, (b) the Company's $350.0 million aggregate principal amount of 4.875% Senior Notes due 2009 that were issued on January 23, 2004, (c) the Company's $350.0 million aggregate principal amount of 6.0% Senior Notes due 2010 that were issued on December 12, 2003, (d) the Company's $150.0 million aggregate principal amount of 6.5% Senior Notes due 2013 that were issued on December 12, 2003, (e) the Company's $350.0 million aggregate principal amount of 8 3/4% Senior Notes due 2008 that were issued on the Measurement Date and (f) the Company's $185.0 million aggregate principal amount of 7.0% Senior Notes due 2008 that were issued in March and April of 2003;

  (2)
  Indebtedness incurred pursuant to the Existing Credit Agreements in an aggregate principal amount at any time outstanding not to exceed the maximum aggregate amount available under the Existing Credit Agreements in existence on the Measurement Date and as in effect on the Measurement Date reduced by any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder;

  (3)
  other Indebtedness of the Company and its Subsidiaries outstanding on the Measurement Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

  (4)
  Interest Swap Obligations of the Company covering Indebtedness of the Company or any of its Subsidiaries and Interest Swap Obligations of any Subsidiary of the Company covering Indebtedness of such Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

  (5)
  Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

  (6)
  Indebtedness of a Subsidiary of the Company to the Company or to a Wholly Owned Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Subsidiary of the Company;

  (7)
  Indebtedness of the Company to a Wholly Owned Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Subsidiary of the Company, in each case subject to no Lien; provided that: (a) any Indebtedness of the Company to any Wholly Owned Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes; and (b) if as of any date any Person other than a Wholly Owned Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

  (8)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

  (9)
  Indebtedness of the Company or any of its Subsidiaries represented by letters of credit for the account of the Company or such Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

  (10)
  Refinancing Indebtedness; and

  (11)
  additional Indebtedness of the Company and its Subsidiaries in an aggregate principal amount not to exceed $15.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Existing Credit Agreements).

        For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (11) above or is entitled to be incurred pursuant to the second paragraph of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "Limitations on Incurrence of Additional Indebtedness" covenant.

        "Permitted Liens" means the following types of Liens:

  (1)
  Liens for taxes, assessments or governmental charges or claims either: (a) not delinquent; or (b) contested in good faith by appropriate proceedings and as to which the Company or its Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

  (2)
  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

  (3)
  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

  (4)
  judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

  (5)
  easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

  (6)
  any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

  (7)
  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (8)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (9)
  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Subsidiaries, including rights of offset and set-off;

  (10)
  Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture; and

  (11)
  Liens securing Indebtedness under Currency Agreements.

        "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by the Company or any Subsidiary of the Company of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional

Indebtedness" covenant (other than pursuant to clauses (2), (4), (5), (6), (7), (8), (9) or (11) of the definition of Permitted Indebtedness), in each case that does not:

  (1)
  result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

  (2)
  create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (i) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company, and (ii) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "REIT" means Real Estate Investment Trust.

        "Secured Indebtedness" means any Indebtedness secured by a Lien upon the property of the Company or any of its Subsidiaries.

        "Senior Recourse Indebtedness" means all Indebtedness of the Company and its Subsidiaries (other than Indebtedness that is Non-Recourse Indebtedness and other than Subordinated Indebtedness).

        "Significant Subsidiary," with respect to any Person, means any Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

        "Subordinated Indebtedness" means all of our and our Subsidiaries' Indebtedness that expressly provides that such Indebtedness shall be subordinated in right of payment to any other Indebtedness and matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or after the final maturity date of the Notes.

        "Subsidiary," with respect to any Person, means:

  (1)
  any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

  (2)
  any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

        "Total Unencumbered Assets" as of any date means the sum of:

  (1)
  those Undepreciated Real Estate Assets not securing any portion of Secured Indebtedness; and

  (2)
  all other assets (but excluding intangibles and accounts receivable) of the Company and its Subsidiaries not securing any portion of Secured Indebtedness determined on a consolidated basis in accordance with GAAP.

        "Undepreciated Real Estate Assets" means, as of any date, the cost (being the original cost to the Company or any of Subsidiaries plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis in accordance with GAAP.

        "Unsecured Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries that is not Secured Indebtedness.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (1) the then outstanding aggregate principal amount of such Indebtedness into; (2) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

        "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

EXCHANGE OFFER; REGISTRATION RIGHTS

Purpose and effects

        We issued the Series A Notes on March 9, 2004 to the initial purchasers, who resold the Series A Notes to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and certain non-U.S. persons in accordance with Regulation S of the Exchange Act. In connection with the sale of the Series A Notes, we and the initial purchasers entered into the registration rights agreement pursuant to which we agreed to file with the SEC a registration statement with respect to an offer to exchange Series B Notes for the Series A Notes within 75 days after the Series A Notes were issued. In addition, we agreed to use our reasonable best efforts to cause the registration statement to become effective under the Securities Act within 180 days after the Series A Notes were issued and to issue the Series B Notes pursuant to the exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

        The exchange offer is being made pursuant to the registration rights agreement. Holders of Series A Notes who do not tender their Series A Notes or whose Series A Notes are tendered but not accepted would have to rely on exemptions from registration requirements under the securities laws, including the Securities Act, if they wish to sell their Series A Notes.

        Based on interpretations by the staff of the SEC set forth in no-action letters issued to persons unrelated to us, we believe the Series B Notes issued pursuant to the exchange offer in exchange for Series A Notes may be offered for sale, sold and otherwise transferred by any holder (other than a person that is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act and except as set forth in the next paragraph) without registration or the delivery of a prospectus under the Securities Act, provided the holder acquires the Series B Notes in the ordinary course of the holder's business and the holder is not participating and does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Series B Notes.

        If a person were to participate in the exchange offer for the purpose of distributing securities in a manner not permitted by the SEC's interpretation, (1) the position of the staff of the SEC enunciated in the no-action letters would not be applicable to the person and (2) the person would be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with a sale of the Series B Notes.

        Each broker-dealer that receives Series B Notes for its own account in exchange for Series A Notes which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any sale of those Series B Notes. See "Sales of Series B Notes Received by Broker-Dealers."

        The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of Series B Notes with addresses in any jurisdiction in which the exchange offer or the issuance of Series B Notes pursuant to it would violate applicable securities or blue sky laws. Prior to the exchange offer, however, we will register or qualify, or cooperate with the holders of the Series A Notes and their respective counsel in connection with the registration or qualification of, the Series B Notes for offer and sale under the securities or blue sky laws of such jurisdictions as are necessary to permit consummation of the exchange offer and do anything else which is necessary or advisable to enable the offer and issuance of the Series B Notes in those jurisdictions.

Terms of the exchange offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will issue Series B Notes in exchange for all Series A Notes which are validly tendered prior to 5:00 p.m., New York City time, on the expiration date (as defined below) and not withdrawn. The principal amount of the Series B Notes issued in the exchange will be the same as the principal amount of the Series A Notes for which they are exchanged. Holders may tender some or all of their Series A Notes in response to the exchange offer.

        However, Series A Notes may be tendered only in multiples of $1,000. See "Description of the Series B Notes."

        The form and terms of the Series B Notes will be the same in all material respects as the form and terms of the Series A Notes, except that (1) the Series B Notes will be registered under the Securities Act and hence will not bear legends regarding restrictions on transfer and (2) because the Series B Notes will be registered, holders of Series B Notes will not be, and upon the consummation of the exchange offer, except under limited circumstances, holders of Series A Notes will no longer be, entitled to rights under the registration rights agreement intended for holders of unregistered securities.

        Series A Notes which are not tendered for exchange or are tendered but not accepted in the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any registration rights under the registration rights agreement.

        We will be deemed to accept all the Series A Notes which are validly tendered and not withdrawn when we give oral or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving Series B Notes from us.

        If any tendered Series A Notes are not accepted for exchange because of an invalid tender or otherwise, certificates for those Series A Notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

        Holders who tender Series A Notes in response to the exchange offer will not be required to pay brokerage commissions or fees or, except as described in the instructions in the letter of transmittal, transfer taxes. We will pay all charges and expenses, other than certain taxes described below, in connection with the exchange offer. See "—Fees and Expenses."

Expiration date; extension; termination; amendments

        The exchange offer will expire at 5:00 p.m., New York City time, on July 19, 2004, unless we extend it by notice to the exchange agent. We reserve the right to extend the exchange offer at its discretion. If we extend the exchange offer, the term "expiration date" will mean the time and date on which the exchange offer as extended will expire. We will notify the exchange agent of any extension by oral or written notice and will make a public announcement of any extension, not later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

Termination of certain rights

        If we fail to meet the targets listed above, then additional interest (the "Additional Interest") shall become payable in respect of the Notes as follows:

(1)
if (A) neither the Exchange Offer Registration Statement nor the shelf registration statement is filed with the SEC on or prior to the date 75 days from the date that the Notes are issued, or (B) notwithstanding that we have consummated or will consummate an Exchange Offer, we are required to file a shelf registration statement and that shelf registration statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such required filing date, Additional Interest will accrue on the principal amount of the Notes at a rate of 0.25% per annum for the first 90 days immediately following each filing date, the Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

(2)
if (A) neither the Exchange Offer Registration Statement nor the shelf registration statement is declared effective by the SEC on or prior to the date 180 days after the date that the Notes are issued, or (B) notwithstanding that we have consummated or will consummate an Exchange Offer, we are required to file a shelf registration statement and that shelf registration statement is not declared effective by the SEC on or prior to the date required by the Registration Rights Agreement, then, commencing on the date after either required effective date, Additional Interest will accrue on the principal amount of the Notes at a rate of 0.25% per annum for the first 90 days immediately following such date, the Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

(3)
if (A) we have not exchanged Exchange Notes for all Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to the date 210 days after the date the Notes are issued, or (B) if applicable, the shelf registration statement has been declared effective but the shelf registration statement ceases to be effective at any time prior to the second anniversary of the Issue Date (other than after such time as all Notes have been disposed of under the shelf registration statement), then Additional Interest will accrue on the principal amount of the Notes that are the subject of the default at a rate of 0.25% per annum for the first 90 days commencing on (x) the date 210 days after the date the Notes are issued, in the case of (A) above, or (y) the day the shelf registration statement ceases to be effective, in the case of (B) above, the Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period;

provided, however, that the Additional Interest rate on the Notes may not under any circumstance accrue under more than one of the foregoing clauses (1)-(3) at any one time and at no time shall the aggregate amount of Additional Interest accruing pursuant to the foregoing clauses (1)-(3) exceed in the aggregate 1.0% per annum; and provided, further, however, that (a) upon the filing of the Exchange Offer Registration Statement or a shelf registration statement (in the case of clause (1) above), (b) upon the effectiveness of the Exchange Offer Registration Statement or a shelf registration statement (in the case of clause (2) above), or (c) upon the exchange of Exchange Notes for all Notes tendered (in the case of clause (3)(A) above), or upon the effectiveness of the shelf registration statement which had ceased to remain effective (in the case of clause (3)(B) above), Additional Interest on the Notes as a result of that clause (or the relevant subclause thereof), as the case may be, will cease to accrue. Additional Interest will be payable when, and to the person to whom, stated interest is due (including, if applicable, upon redemption of Notes or when Notes are tendered following a change in control).

        Holders of Series B Notes will not be and, upon consummation of the exchange offer, holders of Series A Notes will no longer be, entitled to rights under the registration rights agreement intended for holders of Series A Notes which are restricted as to transferability. The exchange offer will be deemed consummated when we deliver to the exchange agent Series B Notes in the same aggregate principal amount as that of the Series A Notes which are validly tendered and not withdrawn.

Procedures for tendering

        Only a holder of Series A Notes may tender Series A Notes in response to the exchange offer. To tender Series A Notes, the holder must

  •
  complete, sign and date the letter of transmittal, or a facsimile of one;

  •
  have the signatures guaranteed if required by the letter of transmittal; and

  •
  mail or otherwise deliver the letter of transmittal or facsimile of one, together with the Series A Notes (unless the tender is being effected using the procedure for book-entry transfer described below) and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date; or

  •
  comply with the automated tender offer program procedures of DTC described below.

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent.

        The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

  •
  DTC has received an express acknowledgment from a participant in its automated tender offer program that is tendering outstanding notes that are the subject of such book-entry confirmation;

  •
  such participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

  •
  the agreement may be enforced against such participant.

        Any financial institution that is a participant in DTC's Book-Entry Transfer Facility System may make book-entry delivery of Series A Notes by causing DTC to transfer the Series A Notes into the exchange agent's account in accordance with DTC's transfer procedure. If tender is made through DTC's automated tender offer program, a letter of transmittal need not be delivered to the Exchange Agent. However, in instances where a letter of transmittal is required, the letter of transmittal (or a facsimile of one), with any required signature guarantees and any other required documents, must be transmitted to and received or confirmed by the exchange agent at its addresses as set forth under the caption "—Exchange Agent" below prior to 5:00 p.m., New York City time, on the expiration date. DELIVERY OF A DOCUMENT TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

        A tender of Series A Notes by a holder will constitute an agreement by the holder to transfer the Series A Notes to us in exchange for Series B Notes on the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        The method of delivering Series A Notes and the letter of transmittal and any other required documents to the exchange agent is at the election and risk of the holder. It is recommended that holders use overnight or hand delivery services. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration time. No letter of transmittal or Series A Notes should be sent to us. Holders may ask their brokers, dealers, commercial banks, trust companies or nominees to assist them in effecting tenders.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the Series A Notes are being tendered for the account of an eligible institution. An eligible institution is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program.

        If the letter of transmittal or any Series A Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should so indicate when signing, and we may require that evidence satisfactory to us of their authority to sign be submitted with the letter of transmittal.

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Series A Notes will be determined by us in our sole discretion, and that determination will be final and binding. We reserve the right to reject any Series A Notes which are not properly tendered or the acceptance of which we believe might be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Series A Notes, without being required to waive the same defects, irregularities or conditions as to other Series A Notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series A Notes must be cured by the expiration date, or by such later time as we may determine. Although we intend to request the exchange agent to notify holders of defects or irregularities with respect to tenders of Series A Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Series A Notes will not be deemed to have been made until all defects and irregularities have been cured or waived. Any Series A Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

        We have the right (subject to limitations contained in the indenture) (1) to purchase or make offers for any Series A Notes that remain outstanding after the expiration date and (2) to the extent permitted by applicable law, to purchase Series A Notes in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

        By tendering, a holder will be representing to us that the person who will acquire the Series B Notes being issued as a result of the exchange offer (whether or not that is the holder) will be acquiring them in the ordinary course of that person's business and that neither the holder nor any such other person has an arrangement or understanding with any person to participate in a distribution of the Series B Notes or is an "affiliate" of ours (as defined in Rule 405 under the Securities Act). If the holder is a broker-dealer that will receive Series B Notes for its own account in exchange for Series A Notes that were acquired as result of market-making activities or other trading activities, the holder will, by tendering, acknowledge that it will deliver a prospectus in connection with any resale of those Series B Notes.

Guaranteed delivery procedures

        Holders who wish to tender their Series A Notes and (1) whose Series A Notes are not immediately available, or (2) who cannot deliver their Series A Notes or any other required documents to the exchange agent or cannot complete the procedure for book-entry transfer prior to the expiration date, may effect a tender if:

  (a)
  The tender is made through an eligible institution;

  (b)
  Prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand) setting forth the name and address of the eligible holder, the certificate number(s) of the Series A Notes (if available) and the principal amount of Series A Notes tendered, together with a duly executed letter of transmittal (or a facsimile of one), stating that the tender is being made by that notice of guaranteed delivery and guaranteeing that, within five business days after the expiration date, the certificate(s) representing the Series A Notes (or confirmation of a book-entry transfer into the exchange agent's account at DTC) and any other documents required by the letter of transmittal will be delivered to the exchange agent (Note: if tender is made through DTC's automated tender offer program, this process is achieved through that program); and

  (c)
  The certificate(s) representing all the tendered Series A Notes (or confirmation of a book-entry transfer into the exchange agent's account at DTC) and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

        Upon request to the exchange agent, a form of notice of guaranteed delivery will be sent to holders who wish to use the guaranteed delivery procedures described above.

Withdrawal of tenders

        Except as otherwise described below, tenders of Series A Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date, unless the Series A Notes have already been accepted for exchange.

        To withdraw a tender of Series A Notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, and before the Series A Notes have been accepted for exchange by us. Any notice of withdrawal must (i) specify the name of the person who deposited the Series A Notes to be withdrawn, (ii) identify the Series A Notes to be withdrawn (including the certificate numbers and principal amounts of the Series A Notes), (iii) be signed by the depositor in the same manner as the signature on the letter of transmittal by which the Series A Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the Series A Notes into the name of the person who withdraws the tender, and (iv) specify the name in which the withdrawn Series A Notes are to be registered, if different from that of the depositor. All questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices will be determined by us in our sole discretion, and that determination will be final and binding on all parties. Any Series A Notes which are withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no Series B Notes will be issued with respect to those Series A Notes unless they are validly re-tendered. Any Series A Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Series A Notes may be re-tendered at any time prior to the expiration date. Alternatively, such withdrawal of tender can be made through DTC's automated tender offer program, where applicable, thereby not requiring a written or facsimile transmission of notice of withdrawal.

Fees and expenses

        We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation of tenders is being made by mail. However, solicitations also may be made by telecopy, telephone or in person by officers and regular employees of ours and our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the Series A Notes and in handling or forwarding tenders for exchange. We will pay the other expenses incurred in connection with the exchange offer, including fees and expenses of the trustee, accounting and legal fees and printing costs.

        We will pay all transfer taxes, if any, applicable to the exchange of Series A Notes for Series B Notes pursuant to the exchange offer. If, however, certificates representing Series B Notes or Series A Notes for principal amounts which are not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, a person other than the registered holder of the Series A Notes tendered, or if tendered Series A Notes are registered in the name of a person other than the person who signs the letter of transmittal, or if a transfer tax is imposed for any other reason, other than the exchange of Series A Notes for Series B Notes pursuant to the exchange offer, the tendering holder must pay the transfer taxes (whether imposed on the registered holder or any other person). Unless satisfactory evidence of payment of transfer taxes or exemption from the need to pay them is submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder. We may refuse to issue Series B Notes in exchange for Series A Notes, or to return certificates evidencing Series A Notes which are not exchanged, until we receive evidence satisfactory to us that any transfer taxes payable by the holder have been paid.

Consequences of failure to exchange Series A Notes

        If a holder does not exchange Series A Notes for Series B Notes in response to the exchange offer, the Series A Notes will continue to be subject to the restrictions on transfer described in the legend on the certificate evidencing the Series A Notes, and will not have the benefit of any agreement by us to register Series A Notes under the Securities Act. In general, notes may not be offered or sold, unless the sale is registered under the Securities Act, or unless the offer and sale are exempt from, or not subject to, the Securities Act or any applicable state securities laws.

        Participation in the exchange offer is voluntary and holders should carefully consider whether to accept the exchange offer and tender their Series A Notes. Holders of Series A Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

Accounting treatment

        The Series B Notes will be recorded in our accounting records at the same carrying value as the Series A Notes on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. We will amortize the expenses of the exchange offer over the term of the Series B Notes.

Exchange agent

        U.S. Bank Trust National Association has been appointed as exchange agent for the exchange offer. All correspondence in connection with the exchange offer and the letter of transmittal should be addressed to the exchange agent, as follows:

BY FACSIMILE:	BY OVERNIGHT COURIER:	BY REGISTERED OR CERTIFIED MAIL:
U.S. Bank Trust National Association Attn: Specialized Finance (651) 495-8158	U.S. Bank Trust National Association Corporate Trust Services EP-MN-WS-2N 60 Livingston Avenue St. Paul MN 55107 Attn: Specialized Finance To Confirm Receipt: (800) 934-6802	U.S. Bank Trust National Association Corporate Trust Services EP-MN-WS-2N 60 Livingston Avenue St. Paul, MN 55107 Attn: Specialized Finance

        Requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent.

BOOK ENTRY, DELIVERY AND FORM

        The certificates representing the Series B Notes will be issued in fully registered form without interest coupons.

        The Series B Notes sold in reliance on Rule 144A will initially be represented by permanent global Series B Notes in fully registered form without interest coupons (each a "Restricted Global Note") and will be deposited with the Trustee as a custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of such depositary.

        Upon the issuance of a Global Note, DTC or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the Series B Notes represented by such Global Note received by such persons in the exchange offer. Such accounts shall be designated by the initial purchasers. Ownership of beneficial interests in a Global Note will be limited to persons that have accounts with DTC ("participants") or persons that may hold interests through participants. Any person acquiring an interest in a Global Note through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Cedel or Euroclear. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Note other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

        Payment of principal of and interest on Series B Notes represented by a Global Note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Series B Notes represented thereby for all purposes under the indenture. We have been advised by DTC that upon receipt of any payment of principal of or interest on any Global Note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Note as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

        A Global Note may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Note is exchangeable for certificated Series B Notes only if (a) DTC notifies us that it is unwilling or unable to continue as a depositary for such Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, (b) we in our discretion at any time determine not to have all the Series B Notes represented by such Global Note, or (c) there shall have occurred and be continuing a default or an event of default with respect to the Series B Notes represented by such Global Note. Any Global Note that is exchangeable for certificated Series B Notes pursuant to the preceding sentence will be exchanged for certificated Series B Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Note may direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated Series B Notes, (a) certificated Series B Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (b) payment of principal of, and premium, if any, and interest on, the certificated Series B Notes will be payable, and the transfer of the certificated Series B Notes will be registerable, at our office or agency maintained for such purposes and (c) no service charge will be made for any registration of transfer or exchange of the certificated Series B Notes, although we may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

The Global Notes

        We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

        So long as DTC, or its nominee, is the registered owner or holder of the Series B Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Series B Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Series B Notes.

        Payments of the principal of, premium (if any), interest (including Additional Interest) on, the Global Series B Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell the Series B Notes to persons in states which require physical delivery of the Series B Notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

        DTC has advised us that it will take any action permitted to be taken by a holder of Notes (including the presentation of the Series B Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Series B Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

        Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (i) if requested by a holder of such interests or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of the United States federal income tax consequences anticipated to be material to an investor exchanging its Series A Notes, including a summary of (i) the United States federal income tax consequences expected to result from the exchange of the Series A Notes for the Series B Notes in the exchange offer, and (ii) the United States federal income tax consequences expected to result from the ownership and disposition of the Series B Notes by holders who hold the Series B Notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

        This discussion is based on the Code, current, temporary and proposed Treasury regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the "IRS"), and court decisions, all as of the date of this prospectus. The administrative interpretations and practices of the IRS upon which this summary is based include its practices and policies as expressed in private letter rulings which are not binding on the IRS, except with respect to the taxpayers who requested and received such rulings. Future legislation, Treasury regulations, administrative interpretations and practices, and court decisions may affect the tax consequences contained in this summary, possibly on a retroactive basis. We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment or the tax consequences contained in this summary, and the statements in this prospectus are not binding on the IRS or a court. Thus, we can provide no assurance that the tax consequences contained in this summary will not be challenged by the IRS or sustained by a court if so challenged.

        The United States federal income tax treatment of a holder of Series B Notes may vary depending upon such holder's particular situation. Certain holders (including, but not limited to, banks, certain financial institutions, persons who mark-to-market the Notes, partnerships or other passthrough entities, insurance companies, broker-dealers, expatriates and persons holding the Notes as part of a "straddle," "hedge" or "conversion transaction") may be subject to special rules not discussed below.

        PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SERIES B NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS OR TAX TREATIES.

        As used herein, the term "U.S. Holder" means a beneficial owner of Series B Notes that is for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or other entity treated as a corporation created or organized in or under the laws of the United States or of any political subdivision thereof;

  •
  an estate whose income is subject to United States federal income tax regardless of its source;

  •
  a trust, if both: (1) a court within the United States is able to exercise primary supervision over the administration of the trust; and (2) one or more United States persons have the authority to control all substantial decisions of the trust; or

  •
  one of certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons.

        As used herein, the term "Non-U.S. Holder" means a beneficial owner of Series B Notes that is, for United States federal tax purposes, either a nonresident alien or a corporation, estate or trust that is not a U.S. Holder.

Taxation of U.S. Holders

        Taxation of the Exchange.    The exchange of the Series A Notes for the Series B Notes in the exchange offer should not constitute an exchange for United States federal income tax purposes. Consequently, (1) no gain or loss should be realized by a U.S. Holder upon receipt of a Series B Note; (2) the holding period of the Series B Note should include the holding period of the Series A Note for which it is exchanged; and (3) the adjusted tax basis of the Series B Note should be the same as the adjusted tax basis of the Series A Note for which it is exchanged, immediately before the exchange. Even if the exchange of a Series A Note for a Series B Note were treated as an exchange, the exchange should constitute a tax-free recapitalization for United States federal income tax purposes. Accordingly, a Series B Note should have the same issue price as a Series A Note and a U.S. Holder should have the same adjusted basis and holding period in the Series B Note as it had in the Series A Note immediately before the exchange.

        Payments of Interest.    Interest on a Series B Note generally will be taxable to a U.S. Holder as ordinary income at the time it accrues or is received, in accordance with the U.S. Holder's regular method of accounting for United States federal income tax purposes.

        Sale, Retirement or Other Taxable Disposition.    In general, a U.S. Holder of a Note will recognize gain or loss upon the sale, retirement or other taxable disposition of a Series B Note in an amount equal to the difference between:

  •
  the amount of cash and the fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued and unpaid interest, which generally will be taxable to a U.S. Holder as ordinary interest income as described above); and

  •
  the U.S. Holder's adjusted tax basis in such Series B Note.

        A U.S. Holder's adjusted tax basis in a Series B Note generally will be equal to its issue price, i.e. the price paid for the exchanged Series A Note. Capital gain recognized by a non-corporate U.S. Holder from the sale of a capital asset that has been held for more than one year generally will be subject to tax at a rate not to exceed 15% (or 20% for dispositions after 2008), whereas capital gain recognized by a non-corporate U.S. Holder from the sale of a capital asset held for one year or less generally will be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate U.S. Holder will be subject to tax at the ordinary income tax rates applicable to corporations regardless of the corporation's holding period.

Taxation of Non-U.S. Holders

        A Non-U.S. Holder generally will not be subject to United States federal income or withholding tax on payments of interest on a Series B Note if such payments are not effectively connected with the conduct of a U.S. trade or business, unless such Non-U.S. Holder (i) owns directly, or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) is a controlled foreign corporation related to us, or (iii) is a bank as to which the interest represents interest received on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, in which case such interest will be subject to a 30% withholding tax (unless reduced or eliminated by an applicable treaty). To qualify for the exemption from the withholding tax (or to claim the elimination or reduction of the withholding tax under a treaty), the last United States payor in the chain of payment prior to payment to a Non-U.S. Holder (the "Withholding Agent") must have received, before payment, a statement that:

  •
  is signed by the Non-U.S. Holder under penalties of perjury;

  •
  certifies that the Non-U.S. Holder is not a U.S. Holder; and

  •
  provides the name and address of the Non-U.S. Holder.

Certain additional information may be required to claim the elimination or reduction in withholding tax under a treaty.

        The statement may be made on an IRS Form W-8BEN or a substantially similar form, and the Non-U.S. Holder must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the beneficial owner of the Series B Note must provide the above statement to such organization or institution.

        In addition, a Non-U.S. Holder generally will not be subject to United States federal withholding tax on any amount which constitutes gain upon retirement or disposition of a Series B Note. Such gain generally will also not be subject to United States federal income tax unless the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder or, in the case of a Non-U.S. Holder who is an individual, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

        If interest and other payments received by a Non-U.S. Holder with respect to the Series B Notes (including proceeds from a sale, retirement or other disposition of the Series B Notes) are effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, such Non-U.S. Holder will generally not be subject to United States federal withholding tax (provided the Non-U.S. Holder has provided the Withholding Agent with a valid IRS Form W-8ECI) and will generally be subject to the rules described above for a U.S. Holder (subject to any modification provided under an applicable income tax treaty). Such Non-U.S. Holder may also be subject to the "branch profits tax" if such holder is a corporation.

Backup Withholding

        Certain non-corporate U.S. Holders may be subject to backup withholding on payments of principal and interest on, and the proceeds of the disposition of, the Series B Notes, if the U.S. Holder:

  •
  fails to furnish on a properly completed IRS Form W-9 (or substantially similar form) its taxpayer identification number ("TIN"), which, for an individual, would be his or her Social Security number;

  •
  furnishes an incorrect TIN;

  •
  is notified by the IRS that it has failed to report payments of interest or dividends; or

  •
  under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding tax for failure to report interest or dividend payments.

        In addition, such payments of principal, interest and disposition proceeds to U.S. Holders will generally be subject to information reporting. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

        We must report annually to the IRS and to each Non-U.S. Holder any interest on the Series B Notes that is subject to withholding or that is exempt from U.S. withholding tax pursuant to a tax treaty or the "portfolio interest" exemption. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

        Backup withholding and other information reporting generally will not apply to payments of interest made to a Non-U.S. Holder of a Series B Note who provides a properly completed IRS Form W-8BEN (or a substantially similar form) or otherwise establishes an exemption from backup withholding. Payments of principal or the proceeds of a disposition of the Series B Notes by or through a United States office of a broker generally will be subject to backup withholding and information reporting unless the Non-U.S. Holder certifies its status as a Non-U.S. Holder under penalties of perjury (and certain other conditions are met) or otherwise establishes an exemption. Payments of principal or the proceeds of a disposition of the Series B Notes by or through a foreign office of a United States broker or foreign broker with certain relationships to the United States generally will be subject to information reporting (but not backup withholding). However, the holder may be required to establish an exemption.

        Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax liability provided the required information is furnished to the IRS.

SALES OF SERIES B NOTES RECEIVED BY BROKER-DEALERS

        Each broker-dealer that receives Series B Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. The prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with sales of Series B Notes received in exchange for Series A Notes which were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of Series B Notes by broker-dealers. Series B Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series B Notes or a combination of those methods of resale, at prices which may or may not be based upon market prices prevailing at the time of the sale. Any such sale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer and/or the purchasers of the Series B Notes. Any broker-dealer that sells Series B Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Series B Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit from sale of the Series B Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation. The letter of transmittal states that a broker-dealer will not, by delivering a prospectus, be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Series A Notes other than commissions or concessions of any brokers or dealers, and we will indemnify the holders of the Series A Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The legality of the Notes offered by this prospectus will be passed upon for us by Clifford Chance US LLP, New York, New York. Clifford Chance US LLP will rely upon the opinion of Venable LLP with respect to certain matters of Maryland law.

EXPERTS

        The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we close this offering. The documents we incorporate by reference are:

  (1)
  Annual Report on Form 10-K for fiscal year ended December 31, 2003.

  (2)
  Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004.

  (3)
  Current Reports on Form 8-K dated January 15, 2004 (filed on January 16, 2004), February 26, 2004, March 2, 2004, March 5, 2004, March 25, 2004 and March 25, 2004.

  (4)
  Definitive Proxy Statement dated April 28, 2004.

        We will, upon request, provide to each person to whom a copy of this offering memorandum is delivered a copy of any or all of the information that has been incorporated by reference in this offering memorandum, but not delivered with this offering memorandum. We will provide this information at no cost to the requestor upon written or oral request addressed to iStar Financial Inc., 1114 Avenue of the Americas, New York, New York 10036, attention: Investor Relations Department (Telephone: (212) 930-9400).

        We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on unauthorized information or representations.

        This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

        The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

PROSPECTUS

     $250,000,000

5.70% Senior Series B Notes due 2014

Offer to exchange 5.70% Series B Senior Notes due 2014 which have been registered under the Securities Act for any and all outstanding 5.70% Series A Senior Notes due 2014.

June 18, 2004

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FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
iStar Financial Inc.
EBITDA(1) and Net Income
Return on Average Book Assets(1)
Return on Average Common Book Equity(1)
The Exchange Offer
The Series B Notes
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
ABSENCE OF PUBLIC MARKET
iSTAR FINANCIAL INC.
EBITDA(1) and Net Income
Return on Average Book Assets(1)
Return on Average Common Book Equity(1)
Financial Characteristics of Our Asset Base
Product Line Diversification
Corporate Tenant Lease Portfolio by SIC Code
OUR STRATEGY
The Six Point Methodologysm
Weighted Average Risk Ratings
MANAGEMENT
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF SERIES B NOTES
EXCHANGE OFFER; REGISTRATION RIGHTS
BOOK ENTRY, DELIVERY AND FORM
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
SALES OF SERIES B NOTES RECEIVED BY BROKER-DEALERS
LEGAL MATTERS
EXPERTS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE